                                                                    Exhibit 10.1


THIS DEED is made the 8th day of November one thousand nine hundred and ninety six BETWEEN EIGHTZIGBARB PTY LIMITED ACN 075 261 497 a duly incorporated company having its registered office at C/- 39 Queen Street, Auburn in the State of New South Wales 2144, Y.F.B. INVESTMENTS PTY LIMITED ACN 075 261 488 a duly incorporated company and having its registered office at C/- 39 Queen Street, Auburn, 2144 in the said State and IRENE INVESTMENTS PTY LIMITED ACN 075 261 479 a duly incorporated company having its registered office at C/- 39 Queen Street, Auburn, 2144 in the said State (called "Vendors") of the first part

AND

PETER JOHN BAIRD of 133 Australia Avenue, Umina, 2257, in the said State, MARK DAVID ELLIOTT of 65 Taylor Street, Woy Woy, 2256, in the said State, JOHN ROBERT CLACK of 161 Australia Avenue, Umina, 2257 in the said State, STEPHEN JAMES PAGE of 28 Dumfries Court, Eaglemount Heights, Mackay, 4740, in the State of Queensland and PATMORE ENTERPRISE PTY LIMITED ACN 075 261 470 a duly incorporated company having its registered office at C/- 39 Queen Street, Auburn in the State of New South Wales (called "Guarantors") of the second part

AND

CONTINENTAL CONVEYOR & EQUIPMENT PTY LIMITED ACN 059 870 058 a duly incorporated company having its registered office at 145 Bridge Street, Muswellbrook in the said State (called "Purchaser") of the third part

RECITALS

A. BCE Holdings Pty Limited ACN 003 525 988 (called "the Company") is registered under the Corporations Law and is the holding company whose subsidiaries carry on the business of the manufacture of conveyors, conveyor componentry and associated equipment in New South Wales, Victoria and Queensland and their distribution and installation in Australia and elsewhere.

B. The Company is the registered legal and beneficial owner of the shares hereunder specified in the companies set out below:-

     (a) Australian Conveyor Engineering Pty Limited ("ACE") ACN 003 725 915 22,500 ordinary shares of $1.00 each being the whole of the issued shareholding in Australian Conveyor Engineering Pty Limited;

     (b) Ace Conveyor Services Pty. Limited ("ACS") ACN 056 396 760 3 ordinary fully paid $1 shares (out of a total of four issued fully paid ordinary shares)

     (c) Ace Conveyor Components Pty Limited ("ACC") (formerly Prince Conveyor Components Pty Limited) ACN 005 458 373 1,500,000 ordinary 50(cent) shares comprising the whole of the issued shares in Ace Conveyor Components Pty Limited;

     (d)  A. Crane Pty Limited
          ACN 003 280 475
          300 ordinary $1.00 shares which shareholding comprises the whole of the issued capital of A. Crane Pty Limited.

     (e)  Ringway Pty Limited
          ACN 003 581 897
          1 A class share, 1 B class share and 3,000 ordinary $1.00 shares out of a total of the following issued shares: 1a class share, 1b class share 5,000 ordinary shares;

C. The Company has entered into an agreement for the purchase from Patmore Enterprise Pty Limited ("Patmore") by it of one fully paid ordinary share in ACS being the only issued share in the capital of ACS not already owned by the Company.

D. The Vendors are the registered legal and beneficial owners of all the issued shares in the Company.

E. It is the parties' intention that by the sale and purchase of the shares referred to in Recital D, the Purchaser will have the right to control not only the business and undertaking of the Company and the subsidiaries but also the shares held by the Company in and the right to control the businesses and undertakings of the companies referred to in B. above.

F. On this basis the Purchaser has agreed to purchase the Vendors' shares in the Company on the terms contained in this Agreement.

G.   On 28 June 1996:-

     (a)  ACE paid amounts totalling $345,000; and

     (b)  ACS paid amounts totalling $460,000.

     by way of superannuation contributions to the superannuation funds established for the benefit of Peter John Baird, Mark David Elliott, John Robert Clack and Stephen James Page.

H. The following dividends have been declared or declared and paid from the Company and/or ACS prior to the date of this Agreement in respect of retained profits earned by the Company and ACS since commencement of operations of the Company up to and including 30th September 1996:

         The Company: -
         -----------

               (a) $226.74 per share declared prior to and paid, or credited to the loan accounts as set out in Table 23 of Schedule 5 on 31 May 1996 (3,000 shares = $680,220);

               (b) $635.28 per share declared on 9th October 1996 and credited to loan accounts as set out in Table 23 of Schedule 5 on 10th October 1996 (3,000 shares = $1,905,849).

         ACS:-
         -----

               (a) $16,741 per share declared prior to and paid, or credited to loan accounts as set out in Table 23 of Schedule 5 on 31 May 1996 (4 shares = $66,964);

               (b) $461,742 per share declared on 9th October 1996 and credited to loan accounts as set out in Table 23 of Schedule 5 on 10th October 1996 (four shares = $1,846,968);

I. The Purchaser acknowledges the payments of superannuation contributions by ACE and ACS and the payment of the dividends by the Company and ACS as set out in Recitals G. and H. have been effected.

J. The Guarantors have agreed to guarantee the Vendors' obligations under this Agreement.

K. The Guarantors have at the request of the Vendors agreed to enter into this Agreement for the purposes of acting as surety and providing A guarantee to the Purchaser for the performance by the Vendors jointly and severally of the provisions of this Agreement in accordance with the agreement referred to in Recital J.

OPERATIVE PART

Interpretation provisions

1.   In this Agreement unless the context otherwise requires:-

     (a) "this Agreement" means this deed for the sale of shares and includes the schedules and annexures to the schedules to this deed;

     (b) "assets" means all the assets and undertaking of each of the Company and its subsidiaries whether of real, personal or intellectual property and includes the assets specified in Schedule 5;

     (c)  "bank" means a bank as defined in the Banking Act 1959, (Cth);

     (d) "business" means the business or businesses of the Company and its subsidiaries; all trading operations of the Company and its subsidiaries; all assets used by the Company and its subsidiaries in each such business and all liabilities of the Company and its subsidiaries;

     (e) "business day" means any day which is not Saturday, Sunday or a public holiday;

     (f)  "Company" means BCE Holdings Pty Limited ACN 003 525 988.

     (g) "contractual arrangement" shall include letters of intent on which reliance is placed, purchase orders, and outstanding tenders.

     (h)  the reference to "Dollars" is to Australian currency;

     (i) "due diligence bundle" means the bundle of documents or copies of documents identified by being initialled by the Vendors, the Purchaser and the Guarantors as containing information concerning the Company and its subsidiaries and the business as at the date here-of.

     (j) "financial records" means all financial information of the relevant company including statutory accounts.

     (k) "interest rate" means the rate of interest as defined by the term "interest rate" in the Loan Agreement set out in Schedule 7(a) hereto.

     (l) "last accounts" means the audited consolidated financial statements of the Company and its subsidiaries as at 30 June 1996;

     (m) "material adverse change" means a change affecting the Company and its subsidiaries taken as a whole which change singularly or together with other changes (both favourable and adverse) is materially adverse to the net assets, operating income, financial conditions or the operations of the Company and its subsidiaries measured as of or from 30 June 1996.

     (n) "outstanding purchase monies" means the amount determined by deduction from the share price specified in clause 8.1 of the amount of the loan referred to in clause 9.1;

     (o) "Purchaser" includes the Purchaser its successors and assigns, subject to clause 2.4 hereof ;

     (p)  "share price" means the monies specified in clause 8.1;

     (q) "subsidiaries" means each of the companies in which BCE Holdings Pty Limited at the date of this agreement owns a majority of the shareholding, whether such company shall be wholly or partly owned by BCE Holdings Pty Limited and shall include the following companies:-

           (i)  Australian Conveyor Engineering Pty Limited ACN 003 725 915

           (ii) Ace Conveyor Services Pty. Limited
                ACN 056 396 760

          (iii) Ace Conveyor Components Pty Limited
                ACN 005 458 373

           (iv) A.Crane Pty Limited ACN 003 280 475

            (v) Ringway Pty Limited
                ACN 003 581 897

            (r) "taxation liabilities" includes any liability of the Company and its subsidiaries for all taxes, duties or levies made by the Crown in the right of the Commonwealth of Australia or of any State or Territory or of any of their respective instrumentalities, including but not limited to income tax, fringe benefits tax, franking account deficit tax, sales tax, customs duty, stamp duty, and all costs, charges, interest, fines, penalties and expenses which are included in, or are incidental to or relate to, the taxation liability of the Company or any of its subsidiaries.

            (s) "Vendors" includes the Vendors jointly and severally and their respective successors and assigns;

            (t) words expressed in the singular include the plural and vice versa;

            (u) words expressed in one gender include the other genders, as is appropriate in the context;

            (v) the reference to "person" includes a corporation.

General contractual provisions

Governing law

2.1 This Agreement is governed by and construed in accordance with the law of the State of New South Wales and the parties agree to submit to the non-exclusive jurisdiction of the Courts of New South Wales and the Federal Court of Australia in its New South Wales venue and any other Courts which may hear appeals therefrom.

Severance

2.2 If any provision contained in this Agreement is or becomes legally ineffective, under the general law or by force of legislation, the ineffective provision shall be severed from this Agreement which otherwise continues to be valid and operative.

Joint and several liability

2.3 Each and every Vendor and Guarantor assumes the liability to comply with his or its obligations under this Agreement jointly with each other Vendor or Guarantor (as the case may be), and in addition each of them assumes the liability to comply with those obligations severally.

Benefit of Agreement non assignable

2.4 The Vendors or the Purchaser may not assign the benefit of the rights under this Agreement without the written consent of all other parties.

Compliance with notices on Business day

2.5 If under the provisions of this Agreement or under any notice or demand anything is required to be done on a day which is not a Business day, the day or the last day for compliance is deemed to be the immediately following Business day.

SHARE ALLOTMENT

3.1 On the execution of this Agreement the Vendors will cause the Company to enter into a share allotment agreement with the Purchaser in accordance with the form of Agreement for Allotment of Shares set out in Schedule 6 hereto.

3.2 The Vendors will cause the Company to be ready, willing and able to effect completion of the Agreement for Allotment of Shares referred to in clause 3.1 on the day fixed for completion of this Agreement.

3.3 It is an essential term of this Agreement that the Vendors will cause the issue of shares contemplated by the Agreement for Allotment of Shares referred to in clause 3.1 to be completed on or before completion of this agreement.

3.4 Completion of this Agreement shall not be effected unless at the same time or prior to completion of this Agreement the Agreement for Allotment of Shares referred to in clause 3.1 shall have been completed and the shares which are to be the subject of that allotment shall have been issued by the Company and vested in the Purchaser.

3.5 The Vendors and the Guarantors jointly and severally hereby release and forever discharge the Purchaser and the Company and any of its subsidiaries and the directors of those companies from all actions proceedings claims and demands which they or their executors administrators or successors or any one or more of them now have or might but for the provisions of this clause have had against the Purchaser or the Company or any of its subsidiaries or the directors of those companies in respect of any obligation or claim or taxation liability relating to the dividends referred to in Recital H or arising from the declaration or payment of those dividends provided that where the Company and/or its subsidiaries is able as a matter of law to cooperate in relation to the dividends referred to in Recital H or the declaration or payment of those dividends then the Purchaser shall, at the Vendors and Guarantors expense, co-operate with the Vendor with a view to rectifying or remedying such matter, provided further that such cooperation will not materially disadvantage the Company and any of its subsidiaries. The Vendors and Guarantors jointly and severally shall indemnify and hold the Company and its subsidiaries harmless against any loss or damage suffered by the Company and any of its subsidiaries as a result of such cooperation. This clause shall not merge on completion of this Agreement.

AUTHORISATION BY AUSTRALIAN COMPETITION AND CONSUMER COMMISSION

4.1 It is a precondition of this Agreement that the Purchaser obtain from the Australian Competition and Consumer Commission an authorisation under Section 88(9) of the Trade Practices Act 1974 for the Purchaser to acquire the shares in the capital of the Company.

4.2 The Purchaser shall apply for the authorisation within seven (7) days after the date of this Agreement, shall furnish to the Australian Competition and Consumer Commission the documents, information and particulars required by the Commission which the Purchaser is reasonably able to furnish, and shall act reasonably, honestly, promptly and sufficiently in pursuing the application to the Commission.

4.3 The Vendors shall make available to the Purchaser on reasonable demand all such documents information and particulars as may be required by the Commission of the Purchaser in relation to the Company and its subsidiaries.

4.4 If the authorisation is not granted by the Australian Competition and Consumer Commission within 30 days from the date of this Agreement, or is granted on conditions which the Purchaser, acting reasonably and honestly, considers to be adverse and unacceptable, the Purchaser may rescind this Agreement by notice in writing to the Vendors.

FURTHER PRE-CONDITIONS

5.1 It is a pre-condition of this Agreement that each of the following circumstances or events occur prior to completion and the completion of this Agreement is subject to that occurrence:-

     5.1.1 the provision of duly executed agreements as required by clauses 3.1, 9.1, 15.1, 16.2, 21.9 and 32 of this Agreement;

     5.1.2 that there has been no material adverse change in circumstances of the Company and its subsidiaries;

     5.1.3 that no breach of an essential term of this Agreement has occurred which has not been waived in writing;

     5.1.4 that the requirements of section 205(10) of the Corporations Law have been satisfied as regards the loan agreements referred to in clause 9 hereof and specified in Schedule 7 hereto and in this regard the Vendors agree to undertake the carriage of compliance with the requirements of that section;

         5.1.5    DELETED

         5.1.6 that the transfer document in respect of the acquisition by the Company of 1 fully paid issued ordinary share in the capital of ACS as referred to in Recital C, has been:-

         5.1.6.1 duly executed by Patmore Enterprise Pty Limited and the Company as the parties to such transfer;

         5.1.6.2 stamped by the Office of State Revenue with ad valorem stamp duty;

         5.1.6.3 approved by a meeting of the Directors of ACS to the intent that the transferee named in such document of transfer is a person or company approved by the Directors of ACS for the purposes of membership of ACS; and

5.2 If any of the above pre-conditions shall not pertain within any period specified or before completion either party may rescind this Agreement.

PROVISION OF FUNDS

6.       Deleted

DUE DILIGENCE

7.1 The parties acknowledge that in accordance with agreement between the parties the Purchaser has conducted and is at the date of this Deed conducting searches and enquiries in relation to the assets, operations and undertaking of the Company and its subsidiaries and the business in accordance with the procedures generally described as due diligence.

7.2 The Purchaser shall use its best endeavours to bring such enquiries to completion at the earliest possible time and shall notify the Vendors in writing at the time when the Purchaser regards the making of such enquiries to have been completed and the results thereof to have been obtained. The time of such notification shall in this Agreement be referred to "completion of due diligence".

7.3 The Purchaser shall notify the Vendors of any matter which may come to its attention up to completion and which may cause the Purchaser to form the opinion referred to in clause 7.4. Such notification shall be made within seven (7) business days after date of the Purchaser becoming aware of any such matter,

7.4 If at any time prior to the completion of this agreement the Purchaser shall have received information or advice or other results of due diligence which the Purchaser reasonably and honestly considers to be materially adverse and unacceptable, or is not reasonably satisfied with the level of disclosure by the Company for the purposes of financial, legal and operations due diligence investigations the Purchaser may rescind this Agreement by notice in writing to the Vendors.

AGREEMENT TO SELL

8. Subject to the fulfilment of the conditions contained in clauses 3, 4, 5 and 7 of this Agreement:-

PRICE

8.1 The Vendors agree to sell and the Purchaser agrees to purchase the 3,000 ordinary shares held by the Vendors in the Company for the price of $4,435.64 per share for the total purchase price of $13,306,920, adjusted pursuant to clause 10.

Manner of payment

8.2 The share price shall be paid as is specified in clause 9.

8.3 Subject to the fulfilment of all conditions precedent, completion of this Agreement shall be effected in accordance with the provisions of clauses 10 and 21 hereof.

PAYMENT OF PURCHASE PRICE

9. The share price and all other amounts payable by the Purchaser at the time of completion shall be paid:-

    9.1 As to the sum of $5,400,000 being part of the share price, in accordance with loan agreements into which the parties hereby agree that the Purchaser (as Borrower) will enter with each of the Vendors (as Lender) severally on completion ON the terms and conditions of the Loan Agreement set out in Schedule 7(a) to this Agreement.

9.2 Deleted

9.3 The Purchaser shall on completion pay interest on the amount of fourteen million seven hundred and forty nine thousand, nine hundred and eighty seven dollars $14,749,987 (being the sum of the share price and the amount to be paid by the Company for the purchase of one share in ACS) from Patmore referred to in Recital C hereof, at the interest rate provided in the Loan Agreement in
Schedule 7(b) from the date of this Agreement until the actual date of completion PROVIDED THAT the liability to pay such interest shall not apply in respect of any period prior to completion in which progress of this Agreement to completion shall be delayed through any cause which shall be the sole responsibility or fault of the Vendors; such period shall be inclusive of their commencement and end dates.

    9.4 As to the balance of the share price, on completion of the sale, by bank cheque, to the Vendors' solicitor, or as the Vendors' solicitor or the Vendors direct in writing.

    9.5 The amounts to be provided for in respect of the Loan Agreements referred to in clauses 9.1 and 21.9 shall be as follows:-

                  EIGHTZIGBARB PTY LIMITED ACN 075 261 497:           $1,800,000

                  Y.F.B. INVESTMENTS PTY LIMITED ACN 075 261 488:     $1,800,000

                  IRENE INVESTMENTS PTY LIMITED ACN 075 261 479:      $1,800,000

                  PATMORE ENTERPRISE PTY LIMITED ACN 075 261 470:       $600,000

    9.6 It is a precondition of this Agreement that the Purchaser shall provide to the Vendor, at least five (5) business days prior to completion:

          9.6.1 details of the entity which shall provide the Deed of Guarantee and Indemnity referred to in Clause 6.4 of the Loan Agreements set out in Schedules 7(a) and 7(b) to this Agreement ("the Guarantee");

          9.6.2 a letter from an independent lawyer in Alabama, USA ("letter of comfort") to the effect set out in Annexure "A" to this Agreement and that the Guarantee is enforceable against the Guarantor; and

          9.6.3 a copy of the most recent annual financial accounts for the Guarantor demonstrating sufficient substance to reasonably give comfort to the Vendors as to the security for the Guarantee.

ADJUSTMENTS ON COMPLETION

10.1 The share price shall be adjusted on completion:-

    10.1.1 Subject to Clauses 24.2 and 24.3, in respect of any amount calculated by the Purchaser's accountants and verified by the Vendors' accountants as being a fair and reasonable allowance for breach occurring before completion of any warranty contained in this Agreement and not elsewhere adjusted pursuant to this agreement.

    10.1.2 In respect of any amount calculated by the Purchaser's accountants and verified by the Vendors' accountants as being a fair and reasonable allowance (in accordance with clauses 17.2, 17.3 and 17.4) for destruction or damage to the business premises, plant or machinery owned by the Company and its subsidiaries and after taking into account any realisable insurance and not elsewhere adjusted pursuant to this Agreement.

    10.1.3 In respect of any amount calculated by the Purchaser's accountants and verified by the Vendors' accountants as being a fair and reasonable allowance for any expenditures effected or liabilities incurred by the Company and its subsidiaries after the date of the last accounts other than in the normal course of their trading and operations or other than as referred to in the provisions of this Agreement in the period between the date of the last accounts and completion of this Agreement and not elsewhere adjusted pursuant to this Agreement.

    10.1.4 Subject to Clauses 24.2 and 24.3, in respect of costs and expenses incurred or likely reasonably to be incurred by the Company and any of its subsidiaries in carrying out changes and rectifications to freehold and leasehold property and business interests of the Company or a subsidiary relating to the following matters already notified to the Vendors by the Purchaser as a result of due diligence:-

          10.1.4.1 transfer of title to part of lot 234 Somersby Falls Rd Somersby from A. Crane Pty Ltd to ACE;

          10.1.4.2 satisfaction of the requirements of Gosford City Council in relation to encroachment (approx. 5 metres) by improvements on the Somersby property on to Somersby Falls Road;

          10.1.4.3 transfer of title to property at lot 10 Michelmore Street, Mackay to corporate lessor of that property, and establishment and registration of lease from that lessor in accordance with details in Table 13 of Schedule 5 in favour of ACS;

          10.1.4.4 approval by Workcover Authority of N.S.W. of factory building leased by Ringway Pty Ltd at 347 Keira Street, Wollongong.

10.2 10.2.1 The parties acknowledge that the price of the shares as specified in clause 8 has been agreed upon as a result of the Purchaser's consideration of the last accounts.

     10.2.2 Notwithstanding the provisions of clause 10.2.1 the price of the shares, as specified in clause 8, shall be adjusted by increasing or decreasing that purchase price, in equal proportions in respect of each of the Vendors, in accordance with the adjustments referred to in subclause 10.1.

     10.2.3 Any adjustments occurring in pursuance of clause 10.1 shall, after taking into account the threshold referred to in clauses 13.12.2 and 24.2 of this Agreement, be deemed to be an adjustment to the share price.

Warranty concerning correctness of financial statements.

10.3 The Vendors and the Guarantors agree to warrant on completion that the last accounts are accurate, complete and not misleading and are correctly compiled on the basis of information furnished by the Company its subsidiaries and the Vendors and the Guarantors which is accurate, complete and not misleading and the provisions of clause 13 apply to this warranty.

10.4 The warranty contained in clause 10.3 shall extend to the matters referred to in clause 13.2.4.2.

EXCLUSION OF PRE-CONTRACTUAL AND OTHER REPRESENTATIONS

Entire agreement

11.1 This Agreement constitutes the entire agreement between the Vendors and the Purchaser relating to the acquisition of the shares in the Company.

Earlier agreements supplanted

11.2 This Agreement supplants and supersedes any previous written or oral negotiations or preliminary agreements between the parties or between any two of the parties, which to the extent that they may have had any legal effect the parties now agree that they have ceased to be legally effective from the date when the parties entered into this Agreement.

No collateral agreements

11.3 The parties have not entered into and are not bound by any collateral or other agreement apart from this Agreement and the Schedules.

Warranties imposed in agreement or by statute binding

11.4 The parties are not bound by any warranty, representation, collateral agreement, or implied term, under the general law or imposed by legislation unless:

11.4.1 such warranty, representation, agreement or term is contained in the express terms of this Agreement including the Schedules to this Agreement and in the matters referred to in the provisions of clause 12 of this Agreement; or

     11.4.2 it is an implied term or warranty imposed by statute which is mandatory and cannot be excluded by the parties' agreement.

Matters relied on by Purchaser

12. The parties acknowledge that the Purchaser, when entering into this Agreement, has relied on the following matters relating to inducements or representations made by or on behalf of the Vendors:-

    12.1.1 all information relating to the Company and its subsidiaries and the business as contained in or disclosed by the due diligence bundle.

    12.1.2 the warranties and representations expressly contained in this Agreement and its Schedules;

    12.1.3 without limiting the application of the warranties and representations referred to in clause 12.1.2, specifically the following representations of the Vendors and the Company:-

          12.1.3.1 as contained in the last accounts;

          12.1.3.2 that the Company or its subsidiaries holds licence agreements or authorisations or is undertaking pending negotiations to act in representative capacities as manufacturing selling and distribution agents for the following companies holding world wide patents in respect of conveyor technology and manufacturing such agreements, authorisations or pending negotiations relating to the countries or territories set out at the end of each matter as follows:-

                  (a) Bridgestone Pipe Conveyor (Japan) (but only as to arrangements for supply of conveyor hardware for pipe conveyors to Barclay Mowlem) - in Australia;

                  (b) in relation to the supply and installation of Bridgestone Pipe Conveyor - in New Zealand;

                  (c) in relation to the supply, distribution, servicing and installation of Dodge CST and associated products - in Australia; and

                  (d) Lewin Horizontal Conveyor - in Australia

          12.1.4 The accuracy of the financial records in respect of the period ending 30 June 1996 of the Company and its subsidiaries being the records which were produced for inspection by or on behalf of the Purchaser or in respect of which copies were furnished to the Purchaser.

          12.1.5 The Articles of Association of the Company do not restrict the transfer of its shares such as to prevent the transfer of the shares under this Agreement to the Purchaser.

          12.1.6 The shares referred to in clause 8.1 are the only shares on issue in the Company at the date of this Agreement and will, subject to the shares to be allotted pursuant to the Agreement for Allotment of Shares,
Schedule 6 hereto, be the only shares on issue in the Company at the date of completion of this Agreement.

          12.1.7 The understanding that, in respect of the dividends referred to in Recital H, nothing has, prior to completion of this agreement, been done or left undone which may give rise to a claim for damage or losses by a shareholder of the Company or any subsidiary, and the Vendors and the Guarantors hereby waive to the full extent of the same and agree not to make all or any such claims or causes of action arising at the suit of one or more of them against the

Company and/or one or more of its subsidiaries and this clause may be pleaded in bar by the Company or any of its subsidiaries in respect of any such action commenced contrary to the provisions of this clause.

          12.1.8 The parties agree that:

                 12.1.8.1 the due diligence bundle shall be intitialled by the Vendors and the Purchaser on or before the date hereof.

                 12.1.8.2 the due diligence bundle shall be held in trust on behalf of the Vendors and the Purchasers by an independent third party agreed upon by parties, as and from the date hereof.

          12.1.8.3 the Vendors on the one hand and the Purchaser on the other hand shall each nominate, from time to time, a signatory whom together shall be joint signatories for the purpose of obtaining access to the due diligence bundle.

12.2 The parties acknowledge that for the purposes of this Agreement in the Purchaser's assessment of the financial affairs of the Company and its subsidiaries:

          12.2.1 The Purchaser is relying upon the last accounts;

          12.2.2 The Vendor is not guaranteeing or warranting any budgets, forecasts, projections or estimates for sales, profits or otherwise relating to the Company and its subsidiaries and the business; and

          12.2.3 The warranties contained in clause 13.1 hereof do not apply to such budgets, forecasts, projections or estimates for sales, profits or otherwise relating to the Company and its subsidiaries and the business.

VENDORS' WARRANTIES

13. The contractual warranties

13.1 13.1.1 The Vendors warrant that the information concerning the Company, its subsidiaries and the business as at the date hereof disclosed in the due diligence bundle is true and accurate.

                  13.1.2 The Vendors and the Guarantors jointly and severally make each of the warranties contained in schedule 1 as at the date of this Agreement and up to and including the date of completion of this Agreement.

                  13.1.3 or The Purchaser acknowledges that it has satisfied itself with respect to all information contained in the due diligence bundle so that no claim for breach of warranty can be made against the Vendors or the Guarantors in respect of any information contained in the due diligence bundle, except for the matters detailed below, which are outstanding and may or may not give rise to a claim against the Vendors Guarantors:

                       13.1.3.1 The matters referred to in clause 10.1.4 hereof;

                  13.1.3.2 There is an amount of $61,000 owed to ACE in respect of the Kenmare Contract at South Blackwater . This is a result of double counting by the client in respect of an offset which it made against the amount it owed ACE, for accommodation which the client provided to ACE employees working on the Kenmare Contract. When it has been verified that the client double counted in making an offset against the amounts it owed to ACE the client will pay the outstanding amount of $61,000 to ACE.

     13.1.3.3 ACE entered into a contract with Walker Engineering at Prospect Reservoir under which ACE supplied a conveyor system to Walker Engineering. Walker Engineering has been and is continuing to feed the conveyor system with material which exceeds the specifications of the conveyor system. This oversized material is causing damage to the conveyor system, which ACE is repairing at Walker Engineering's cost. A dispute regarding payment under this contract by Walker Engineering may arise in the future.

     13.1.3.4 Shaft Machining Lathe being Lealde TCN-12-2C CNC Two Spindle/Two Turret Lathe complete with Bar Feeder, Shaft Unloader and Finished Shaft Storage Ramp. In addition to the application of the warranties to the Lathe the parties have agreed as follows:

13.1.3.4.1 ACC has acquired the lathe described above from a Spanish supplier ("the Lathe"). The Lathe is presently partially operating. It is agreed that the Vendors will undertake the carriage of ensuring that the Lathe operates as specified in clause 13.1.3.4.2 and in so doing will consult with the Purchaser on the steps to be taken so as to ensure its operation as set out in this clause.

13.1.3.4.2 The operation of the Lathe will be brought by the Vendors to standards in accordance with the specifications and the performance standards set out in the following documents which are included in the due diligence bundle and which are deemed to be incorporated in this clause:

         (a)      undated letter from ACE to Lealde S Coop Ltda (5 pages);

         (b) letter dated 24 June 1994 from Lealde S Coop Ltda to ACE (2 pages);

         (c) Official Order Number 12576 from Prince Conveyor Components Pty Limited (now ACC) dated 29 June 1996.

         (d) facsimile cover sheet from Prince Conveyor Components Pty Limited (now ACC) to Cibrian dated 28 June 1996.

     13.1.3.4.3 The costs of getting the Lathe to full operating order as above shall be borne by the Company and applied firstly as a debit against the threshold referred in clause 24.2 hereof and thereafter the excess of costs (if any) shall be reimbursed by the Vendors to the company or its relevant subsidiary within 30 days of completion of getting the Lathe to full operating order provided that in the event the Vendors are successful in achieving a contribution in respect of the cost of getting the Lathe to full operating order from the supplier then the value of same shall be supplied in the first instance against any liability of the Vendors and secondly as a credit towards any above debiting of the threshold referred to in clause 24.2 hereof.

     13.1.3.4.4 The Purchaser agrees that it shall not be entitled to bring any claim against the Vendors and/or Guarantors for any loss or damages of whatever nature or description suffered or to be suffered by it or the Company howsoever arising with respect to the Lathe save as allowed for in clauses 13.1.3.4.1 and 13.1.3.4.2.

     13.1.3.5 The dividends referred to in Recital H hereof were properly declared and paid in accordance with the Corporations Law and the Income Tax Assessment Act.

     13.1.3.6 matters relating to or connected with potential taxation liabilities referred to in the due diligence bundle.

     13.1.3.7 The Vendors warrant that the ACE idler designs are ACE's own proprietory designs.

     13.1.3.8 The Roundo plate rolls at Somersby are operating satisfactorily.

     13.1.4 The Purchaser shall after execution of this Agreement verify that certain factual matters set out below advised to it by the Vendor are correct. If these matters are not correct in any material way then that subject matter shall be included in the list set out in clause 13.1.3 above:

                  13.1.4.1 The dispute between Transfield and ACC in respect of the dimensioning of a component for the Mae Moh mine in Thailand was resolved in or about 1994.

                  13.1.4.2 ACS credited Dartbrook in the amounts of $85,000 and $32,000. Accordingly, both amounts are no longer outstanding debts owed by Dartbrook to ACS.

                  13.1.4.3 Howrie Herringon & Forsyth made a settlement with ACE in July 1996 in respect of a debt owed to ACE by Howrie Herringon & Forsyth for an amount of $72,210. Howrie Herringon & Forsyth have paid ACE the amount of $60,000 and ACE has credited Howrie Herringon Forsyth the balance of the debt in the $12,210. Accordingly, this amount of $72,210 is no longer a debt owed by Howrie Herringon & Forsyth to ACE .

                  13.1.4.4 ACS has prepaid rent in respect of a lease at Lot 10 Michelmore Street, Mackay between PACE Engineering Pty Limited as lessor, and ACS as Lessee in the amount of $99,100 for the period commencing from 1 July 1996.

     13.1.5 The Purchaser shall verify whether or not the matters referred to in clause 13.1.4 above are correct or not by notice in writing to the Vendors at least five (5) business days prior to completion, failing which no claim can be made against the Vendors or the Guarantors in respect of such matters. The Vendors shall cooperate and assist the Purchaser in verifying whether or not the matters referred to in clause 13.1.4 above are correct.

     13.1.6 If the company or its subsidiaries suffers any loss or damage as a result of any matter which forms part of the list in clause 13.1.3 above then the threshold referred to in clause 13.12.2 and in clause 24.2 of this Agreement shall be taken into account in the calculation of such loss or damage.

Interpretation of contractual warranties

13.2 13.2.1 Each warranty contained in this Agreement is a separate warranty and its scope and meaning is not limited or governed by the existence and scope of any other warranty.

     13.2.2 When a warranty is expressed in absolute terms, it covers the particular topic or matter, including anything known to the Vendors, Directors or to the employees.

     13.2.3 When a warranty is made only on the basis of the Vendors' knowledge of the Company or a subsidiary of the Company, the warranty:

                  13.2.3.1 includes the knowledge or awareness of the Vendors' shareholders, directors, or employees;

                  13.2.3.2 imposes on the Vendors and each of them:-

                                    13.2.3.2.1 the obligation to make all
diligent and reasonable inquiries, before entering into this Agreement, to ensure that the warranty is accurate, complete and not false or misleading; and

                                    13.2.3.2.2 liability for breach of warranty
if the Vendors or their directors or the employees would have acquired knowledge of facts establishing a breach if the Vendors had carried out those inquiries.

     13.2.4 Application of warranties to ACS

                  13.2.4.1 The parties acknowledge that the last accounts were prepared in respect of a period during which the Company owned three out of the four issued shares in ACS;

                  13.2.4.2 The warranties contained in clauses 10.3 and 13.1 and the First Schedule shall be read as applying, in so far as their provisions shall be so applicable, to the audited financial statements of ACS and of each other subsidiary for the year ending 30 June 1996.

13.2.4.3 Liability for breach of warranty shall be applied as if at all times ACS were a wholly owned subsidiary of BCE and damages will also be assessed accordingly.

     13.2.5 in the interpretation of this clause 13.2 "employees" shall mean the following employees of the Company or its subsidiaries:-

                  Ernest Robins, Martin Roberts, David Knight, Michael Geuder, Alan James and Gerald Tinney.

Reliance on contractual warranties

13.3 The Purchaser has entered into this Agreement in reliance on each of the warranties contained in Schedule 1 and the representations set out in clause 12.

         Accuracy of warranties

13.4 The Vendors and the Guarantors warrant that the warranties contained in this Agreement are accurate, contain no material omissions and are not misleading or deceptive.

Application of warranties at completion

13.5 Any warranties which are expressed to apply at the date of this Agreement also apply as warranties made jointly and severally by the Vendors and the Guarantors with reference to the facts existing for each day up to and including the date of completion of the sale of shares to the Purchaser.

Disclosure of facts rendering warranty incorrect

13.6 13.6.1 In the event of any party becoming aware prior to completion of any facts which render any of the warranties contained in this Agreement incorrect, inaccurate, false or misleading, and materially adverse to the Purchaser, such party warrants that it will disclose those facts to the Vendors or the Purchaser as the case may be prior to that completion.

     13.6.2 The Purchaser acknowledges that as at the date hereof it is unaware of any facts which render any of the warranties contained in this Agreement as incorrect false or misleading and materially adverse to the Purchaser, except as specified in clause 13 and Schedule 5 or in any other provision of this Agreement.

Verification of warranties

13.7 The Purchaser is entitled to make requisitions and inquiries before completion to verify any of the warranties given by the Vendors or the Guarantors and contained in this Agreement.

Vendors' obligation to furnish information

13.8 The Vendors agree to furnish before completion to the Purchaser or to the Purchaser's solicitors or accountants (as may be requested by the Purchaser) such documents and information as the Purchaser may reasonably require to verify the accuracy of any warranties contained in this Agreement.

Non-Merger

13.9 The warranties contained in this Agreement and its Schedules do not merge on completion of the sale of shares. Notwithstanding any rule of law to the contrary, the Purchaser must give written notice to the Vendors of the nature of any warranty claim within five (5) years from the date of completion of this Agreement. After the end of such period all warranties shall expire except in respect of any warranty claim which the Purchaser notifies the Vendors of by notice in writing within the five (5) year period, and the benefit of those warranties subject to any such notice shall enure beyond the notice period herein referred to for the benefit of the Purchaser. This notice obligation does not apply in respect of claims arising from circumstances involving fraud as to which there shall be no notice period.

Rescission for breach of warranty

13.10    DELETED

13.11 If the Purchaser before completion discovers a breach of any warranty contained in this Agreement which would render the Vendors liable for debt or damages exceeding one million dollars (A$1,000,000), or would reduce the value of the business of the Company or any of its subsidiaries or any of the assets or increase their liabilities by an amount exceeding one million dollars (A$1,000,000) the Purchaser may elect to:

     13.11.1 rescind this Agreement by notice in writing to the Vendors and in respect of such rescission the provisions of clause 27 hereof shall apply; or

     13.11.2 complete the purchase of the shares referred to in Recital E hereof, and receive an allowance on completion in respect of such breach of warranty and notify the Vendors in writing of such breach and its election (which the Purchaser agrees to do), in which event the Vendor may, within five
(5) business days of such notification rescind this Agreement by notice in writing to the Purchaser and in respect of such rescission the provisions of clause 27 hereof shall apply.

Measure of damages and liability for damages

13.12 13.12.1 The Vendors and the Guarantors jointly and severally are liable to the Purchaser for damages for any breach of any warranty contained in this Agreement, whether the breach of warranty is discovered by the Purchaser before completion or is a breach for which notice is given within the period of five
(5) years after completion of the sale (as required by clause 13.9), unless the Purchaser shall have rescinded this Agreement in accordance with clause 13.11.1 in which event no damages shall be payable by the Vendors.

     13.12.2 A threshold shall apply to the amount of the liability of the Vendors for damages for any breach of any warranty contained in this Agreement as set out in clause 24.

     13.12.3.1 The aggregate of the amounts able to be recovered by the Purchaser in respect of any warranty claim, including costs in establishing the liability of the Vendor (other than a claim for breach of warranties relating to taxation being the matters referred to in Section I of Schedule 1) shall not exceed the amount of ten million dollars (A$10,000,000);

     13.12.3.2 The aggregate of the amounts able to be recovered by the Purchaser in respect of breaches of warranties relating to taxation being the matters referred to in Section I of Schedule 1 including costs in establishing the liability of the Vendor shall not exceed the amount of twenty million dollars (A$20,000,000);

     13.12.3.3 The aggregate of the amounts referred to in sub-clauses 13.12.3.1 and 13.12.3.2 above shall not exceed twenty million dollars (A$20,000,000).

     13.12.4 The Purchaser will notify the discovery of any breach of warranty contained in this agreement to the Vendors in the period of five (5) years from the date of completion of this agreement except in relation to any breach of warranty involving fraud in respect of which the time for notification shall be unlimited.

     13.12.5 Damages for breach of warranty shall be determined having regard to the principles for the assessment of damages, including each of the following:-

                  13.12.5.1 any diminution in the value of the assets below their value if there was no breach of warranty;

                  13.12.5.2 any additional liability incurred by the Company or any of its subsidiaries for debt, damages, or any other loss incurred by the Company or any of its subsidiaries, including the costs of investigating and (subject to the proviso hereto) contesting claims giving rise to a breach of warranty, to the extent not already reflected in clause 13.12.5.1 above; PROVIDED HOWEVER THAT prior to contesting any such claim the Company or its subsidiary shall obtain the written advice of a Barrister whom the Vendors and the Purchaser agree to appoint jointly and who has at least seven (7) years experience in the field, to the effect that the claim does have a reasonable chance of success; THAT the Vendors and the Purchaser will be bound by such opinion; and THAT the solicitor acting for the Company or a subsidiary in those proceedings shall be the solicitor usually appointed by the Company, which shall liaise and consult with the Vendors at all relevant times during the course of the litigation arising from such claim.

                  13.12.5.3 any taxation liability that will arise on the receipt of or in respect of an amount of damages payable under this agreement but only in the event and to the extent:-

                              (a) that in assessing the amount of damages
payable under this agreement the amount of all taxes which would have been payable but for the breach of warranty has been taken into account and reduced the assessment accordingly; and

                              (b) that such taxation liability is not already
reflected in clauses 13.12.5.1 and 13.12.5.2 above.

     13.12.6 When quantifying the liability of the Vendors or of the Guarantors for breach of warranty, the amount recoverable from the Vendors or the Guarantors shall be reduced by each of the following:-

                  13.12.6.1 any compensation or reimbursement net of any relevant tax payable in respect thereof (whether as regards the Company or a subsidiary) received by the Company or its subsidiary or by the Purchaser from any third party or any benefit received by the Company or its subsidiary as a result of or consequent on the matters giving rise to the liability for breach of warranty;

                  13.12.6.2 any reduction or extinguishment in the taxation or other liability of the Company or its subsidiary as a result of the claim or payment giving rise to the breach of warranty;

                  13.12.6.3 any provision included or allowed in the Company's last accounts, which is current at the date of completion of this Agreement, providing against the matter or event constituting the breach of warranty, to the extent of that provision. with the intent that the Company and the Purchaser are put back into the position they would have been but for the breach of warranty.

     13.12.7 The Purchaser shall be entitled, in respect of any liquidated claim or sum certain which shall be due and payable by the Vendors or the Guarantors to the Purchaser arrising from or as a result of the provisions of this Agreement pursuant to any express right in this Agreement or under the general law, and whether against the Vendors or the Guarantors or any one or more of them, to claim such amount as a set off against principal monies and interest payable by the Purchaser under the Loan Agreements to be entered into on completion by the Purchaser in accordance with the provisions of clause 9.1 hereof and Schedule 7.

Notification of breach of warranties

13.13 The Purchaser shall notify the Vendors in writing of any of breach of warranty within seven (7) business days of becoming aware of the same.

13.14 The parties shall attempt to agree on a means of remedy or rectification of all alleged breaches of warranty under this agreement. If they are unable to so agree then the such disagreement shall be regarded as a dispute for the purposes of clause 29.1 and clause 29 shall operate in relation to such dispute except for the provisions of clauses 29.2 and 29.7 which shall not operate.

PURCHASER'S REPRESENTATIONS
The representations

14.1     The Purchaser represents, that at the date of this Agreement:-

         14.1.1   The Purchaser (if a company)-

                  14.1.1.1 has authorised the execution of this Agreement under its common seal;

                  14.1.1.2 has the legal power to enter into the provisions of this Agreement;

                  14.1.1.3 has not received:-

                  14.1.1.3.1 any notice, summons or order for winding up;

                  14.1.1.3.2 any notice or order for the appointment of a receiver or of an administrator;

     14.1.2 There are no currently unsatisfied judgements, orders or writs of execution against the Purchaser, nor has the Purchaser entered into any arrangement or composition with creditors.

     14.1.3 The Purchaser is not involved in or aware of any current or threatened civil or criminal proceedings, arbitration or dispute, relating to its assets or business or shares, or directors or principal executive officer.

     14.1.4 14.1.4.1 In this Clause pre-completion transactions shall mean invoiced or supplied work undertakings projects and contractual works entered into or engaged upon by the Purchaser involving the furnishing of advice the manufacture and supply and installations of materials or equipment or plant and the performance of any work whether during the ordinary course of the Purchasers business or otherwise at any time prior to the date of completion of this Agreement.

                  14.1.4.2 There are no nor will there be any liabilities claims causes of actions suits or demands in respect of any pre-completion transaction as at completion or for A period OF FIVE (5) YEARS after completion.

Application of representations at completion

14.2 These representations apply at this date of this Agreement and up to and including the date of completion of the sale of shares to the Purchaser, provided that this clause shall not affect the operation of clause 14.1.4.2.

Disclosure of facts rendering representation incorrect

14.3 In the event of the Purchaser becoming aware prior to completion of any facts which render any of the representations under this clause incorrect, inaccurate, false or misleading, the Purchaser warrants that the Purchaser will promptly disclose those facts to the Vendors in writing prior to completion.

14.4 The Purchaser warrants that it is or will prior to completion be a fully owned subsidiary of Continental Conveyor and Equipment Company LP.

14.5 DELETED

Indemnities

The indemnity

15.1 Subject to clause 13.1 hereof, the Vendors and the Guarantors agree jointly and severally from the date of this Agreement and for each day up to and including the day of completion, and from completion to indemnify the Purchaser and the Company and its subsidiaries against the losses, damages and liabilities specified in the Deed of Indemnity in Schedule 2:

     15.1.1 which in aggregate are limited to a sum of ten million dollars (A$10,000,000) in respect of any warranty claim (other than a claim for breach of warranties relating to taxation being the matters referred to in
     Section I of Schedule 1);

     15.1.2 which in aggregate are limited to a sum of twenty million dollars (A$20,000,000) in respect of breaches of warranties relating to taxation being the matters referred to in Section I of Schedule 1; and

     15.1.3 Notwithstanding the foregoing, the aggregate of all losses damages and liabilities under the Deed of Indemnity in Schedule 2 referred to in sub-clauses 15.1.1 and 15.1.2 above shall not exceed twenty million dollars (A$20,000,000).

Preparation of Deed of Indemnity

15.2 The Purchaser will cause to be prepared the Deed of Indemnity and shall submit for execution to the Vendors and the Guarantors not later than 7 days before the date of completion sufficient copies of that deed duly executed by the Purchaser to enable each party to the deed to receive a fully executed copy.

Delivery of executed deed

15.3 On completion the Vendors will deliver to the Purchaser the Deed of Indemnity duly executed by the Vendors, by the Guarantors and by the Company.

Priorities

15.4 15.4.1 The Purchaser may claim against the Vendors or any one or more of the Guarantors either for breach of warranty or under this indemnity, or concurrently for both breach of warranty and for indemnity.

     15.4.2 The Purchaser may exercise and exhaust all remedies against the Vendors and the Guarantors for breach of warranty and for indemnity, without being required to elect between those rights and remedies.

     15.4.3 The Vendors and the Guarantors are liable to the Purchaser for the full amount covered by the warranties and the indemnities for the particular matters claimed, but the amount recovered under either of them shall be credited against the claim made under the other basis.

Service agreements

Service agreements with Vendors

16.1 Each of Peter John Baird, Mark David Elliott, John Robert Clack and Stephen James Page ("Executives") will on completion enter into and execute severally a service agreement with the company named as a party to the deed set out in
Schedule 3.

16.2 The form and content of each of such service agreement shall be in the form of that set out in Schedule 3 to this Agreement. The bonus percentage to be included in clause 4.5 of such agreement shall be as follows:-

                  PETER JOHN BAIRD: 6%
                  MARK DAVID ELLIOTT: 6%

                  JOHN ROBERT CLACK: 6%
                  STEPHEN JAMES PAGE: 2%

Preparation and Execution of service agreement.

     16.2.1 the Purchaser shall cause to be prepared the form of each service agreement;

     16.2.2 the Purchaser will submit to each Executive no later than five (5) business days prior to the date fixed for completion of this Agreement an engrossment of the service agreement together with sufficient copies in order that there shall be an executed copy of the deed available for the Executives, Purchaser and the company named as a party in the deed set out in Schedule 3 at completion;

     16.2.3 the Vendors and the Guarantors jointly and severally shall cause such deeds to be executed by the respective Executives and by the company named as a party in the deed set out in Schedule 3 before completion and for the same to be handed over to the Purchaser on completion.

Obligation on completion

16.3 Completion of this sale is conditional on the Vendors having procured the execution of the deeds submitted by the Purchaser in accordance with para 16.2, by each of the parties to such deeds including by the company named as a party in the deed set out in Schedule 3 and on fully executed copies of such deeds being handed over by the Vendors to the Purchaser and to the Company on completion.

PROPERTY, RISK AND TITLE

Transfer on completion

17.1 The property, risk (of loss or damage) and title to the Vendors' shares:-

     17.1.1 remains with the Vendors until completion;

     17.1.2 passes to the Purchaser on and from completion.

Destruction of Company's property

17.2 If any part of the business premises or equipment plant and machinery owned or occupied by the Company and any of its subsidiaries is destroyed or substantially damaged before completion:-

     17.2.1 the Vendors shall within 48 hours after the destruction or damage notify the Purchaser in writing ("notice of damage") of the occurrence, the nature and extent of the loss and whether and to what extent it is covered by insurance;

     17.2.2 DELETED

     17.2.3 if the allowance provided for in clause 10.1.2 applies to a claim for damage or destruction which claim exceeds one million dollars (A$1,000,000), which is made before completion and which is not to an amount of at least the excess over one million dollars (A$1,000,000), covered by realisable payments under policies of insurance, then the Vendors may by notice in writing given to the Purchaser within one calendar month of the occurrence of such damage or destruction, rescind this agreement.

Meaning of destruction or substantial damage

17.3 For the purpose of clause 17.2 destruction or substantial damages means total amount of the loss or damage to the assets of the Company or of the relevant subsidiary of the Company exceeding one hundred thousand dollars (A$100,000) comprising:-

     17.3.1 the cost or repair or replacement of the destroyed or damaged items; and

     17.3.2 loss of profits and other losses incurred or reasonably expected to be incurred as a result of the destruction or damage.

Adjustments where insurance is inadequate

17.4 Subject to clause 17.2.3 if the Purchaser elects under clause 17.2.2 to purchase the shares and if the loss or damage is not covered to its full extent by insurance, the share price will be adjusted on completion by reducing the share price by the amount of the loss or damage net of any insurance recoveries.

COSTS

Legal and other costs

18.1 Subject to clause 21.6 each party shall bear its own legal and other costs of the negotiations, due diligence enquiries, and the preparation, execution and completion of this Agreement and of all other instruments.

Stamp duty

18.2 The Purchaser is responsible for stamp duty payable on this Agreement, the transfers of shares, and on all other instruments executed pursuant to the provisions of this Agreement except any stamp duties payable on the executed forms of the documents referred to in Schedules 2 to this Agreement.

18.3 The Purchaser will pay to BCE on completion the stamp duty payable on the share transfer document referred to in clause 5.1.6 and the reasonable costs incurred by the Company in respect of the preparation, execution and stamping of that share transfer.

CONDUCT PENDING COMPLETION

Assistance to purchaser

19.1 From the date of this Agreement until completion the Vendors agree to cooperate with the Purchaser and to procure the cooperation of the officers and employees of the Company and its subsidiaries to allow the Purchaser, and the Purchaser's employees and agents, including solicitors, accountants and other consultants, to:-

     19.1.1 attend during business hours at the premises of the Company and its subsidiaries;

     19.1.2 observe the conduct of the business;

     19.1.3 inspect and examine the statutory, financial, taxation business and other records, correspondence and documents of the Company and its subsidiaries;

     19.1.4 consult with the auditor, officers and employees of the Company and its subsidiaries, with regard to the conduct of the business and the Company, assets, liabilities, employees and business of the Company and its subsidiaries.

Confidentiality

19.2 The Purchaser warrants that the Purchaser will use its best endeavours to ensure that its employees, agents and advisers shall treat all the financial, marketing, technical and other information provided by or on behalf of the Vendors or the Company relating to the Company its subsidiaries and the business, whether orally or in writing as confidential, until completion, and not, without the express written permission of both the Vendors and the Company, disclose any of it to anyone else other than the Vendors the Company and the Purchaser's parent company and advisers employees and agents of the Purchaser's parent company.

Management and conduct of business

19.3 The Vendors agree to ensure that until completion the business and affairs of the Company and each subsidiary will be conducted in the ordinary course of business as follows:-

     19.3.1 The Company and its subsidiaries will conduct and manage the business and their affairs:-

             19.3.1.1 with reasonable care and skill in accordance with normal and prudent practice;

             19.3.1.2 as a going concern;

             19.3.1.3 so as to maintain the goodwill, value and profitability of the business; and

             19.3.1.4 to preserve intact its business organisation, employees, management, suppliers and distributors.

     19.3.2 The Company and its subsidiaries shall:-

             19.3.2.1 maintain, preserve and keep in working condition their assets, plant and equipment and stock-in-trade excepting fair wear and tear;

             19.3.2.2 maintain the licences, permits and authorities held by the Company and its subsidiaries which are required to conduct the business;

             19.3.2.3 maintain until after completion all insurance policies held by the Company and subsidiaries at the date of this Agreement;

             19.3.2.4 maintain up to date the statutory, financial and other books, accounts and records of the Company and its subsidiaries.

     19.3.3 The Company and its subsidiaries shall not without the consent in writing of the Purchaser, which consent shall not be unreasonably withheld:-

             19.3.3.1 dispose of or encumber any of its assets, other than in the ordinary course of business;

             19.3.3.2 dispose of stock-in-trade except at usual and prevailing prices and conditions and in the ordinary course of business;

             19.3.3.3 enter into any material contract, commitment or liability affecting the Company or any subsidiary unless both:-

                      19.3.3.3.1 such contract commitment, or liability is entered into in the ordinary course of the business of the Company or its subsidiary; and

                      19.3.3.3.2 the amount of such contract, commitment or liability does not exceed one hundred thousand Dollars ($100,000) or extend beyond twelve months;

             19.3.3.4 subject to clause 19.3.3.3 purchase any assets, plant or equipment at a price, except:-

                      19.3.3.4.1 to replace essential plant or equipment required to conduct the business of the Company and its subsidiaries which has been damaged, destroyed or is not in working order or needs replacement as a result of fair wear and tear;

                      19.3.3.4.2 to perform a commitment entered into before the date of this Agreement;

             19.3.3.5 terminate the office or employment of any officer or employee of the Company or its subsidiaries, or change the terms of employment of any employees or pay any bonuses without the consent of the Purchaser to any employees or alter the remuneration or conditions of employment of employees (except as to non-salaried employees) other than in the ordinary course of business;

             19.3.3.6 hire or appoint any new employees or officers of the Company or its subsidiaries (except as to non-salaried employees) other than in the ordinary course of business or other than as expressly provided in this Agreement;

             19.3.3.7 alter the constitution of the Company or its subsidiaries, hold any meetings of the Company or any of its subsidiaries, pass any resolutions, allot any shares other than as provided for in clause 3 hereof, or declare any dividend or distribute assets or profits of the Company or a subsidiary or return any capital to its members, except as is expressly provided in this Agreement.

             19.3.3.8 Declare and/or pay any dividend or make superannuation payments to the Vendors or the Guarantors other than as provided for in Recitals H to this Agreement; the proposed service agreement under Schedule 3 to this Agreement; or the Superannuation Guarantee Scheme.

REQUISITIONS

Time for requisitions

20.1 The Purchaser or the Purchaser's solicitor may, within ten business days after the date of this Agreement, deliver to the Vendors' solicitor, or to the Vendors if not represented by a solicitor, requisitions and inquiries regarding the matters indicated in para 20.2 (called "requisitions").

Subject of requisitions

20.2 Requisitions may be made regarding the Vendors' shares, the Company and its subsidiaries (including their assets, liabilities, and the topics covered in this Agreement) and the business.

Consequences of being late

20.3 The Purchaser is deemed to have waived this entitlement if the requisitions are not made within the time indicated in 20.1.

Replies to requisitions

20.4 Completion is conditional on the Vendors' solicitor, or the Vendors if not represented by a solicitor, furnishing detailed, accurate and complete replies, to the Vendors' knowledge, information and belief, to the requisitions in accordance with Clause 20.5.

Time for replies

20.5 The replies to requisitions shall be given within five (5) business days after receipt of the requisitions and in any event not less than three business days before the date of completion.

COMPLETION

Time of completion

21.1 Completion of this agreement shall occur not later than 4 pm on the day which is the 15th business day after the completion of the due diligence. The due diligence shall be completed on or prior to 22 November 1996 or such later date as to which the parties may agree in writing. In respect of the day fixed for completion time is not of the essence of this Agreement. If completion does not occur on that date, either party may on or after the next business day serve on the other party a notice requiring completion to occur on a business day which is not less than ten (10) business days after the date when notice is received by the recipient of the notice, and service of such notice renders such date specified in that notice an essential time for completion. In the event that the due diligence is not completed by 22 November 1996, then the Vendors may rescind this Agreement by notice in writing to the Purchaser

Place of completion

21.2 Completion shall be effected at the Vendors' solicitor's office or at such other place as is nominated by the Vendors' solicitor or agreed between the parties.

Vendors to vest title and control

21.3 On completion the Vendors will vest in the Purchaser title to the Vendors' shares in the Company and control of the assets, business and affairs of the Company and its subsidiaries, and the parties will comply with all matters required to occur on completion in accordance with this Agreement.

Delivery to Purchaser on completion

21.4 On completion the Vendors will deliver to the Purchaser:-

         21.4.1 a statutory declaration verifying the Vendors' title, capacity and ownership of the Vendors' shares in the Company;

         21.4.2 share certificates in respect of the Vendors' shares;

         21.4.3 transfers of the Vendors' shares to the Purchaser, duly executed;

         21.4.4 discharges or releases of mortgages, charges or encumbrances, or of outstanding interests, over any asset of the Company or of its subsidiaries not listed in Tables 4 and 5 to Schedule 5;

         21.4.5 keys and security devices to the business premises;

         21.4.6 written resignations by the directors, secretary and public officer of the Company and each subsidiary;

         21.4.7 authority for alteration of instructions for the operation of the bank accounts of the Company and each subsidiary, as required by the Purchaser, duly executed;

         21.4.8 the following property and records of the Company and each of its subsidiaries:-

                   21.4.8.1 the certificate of incorporation;

                   21.4.8.2 the common seal and any other seals;

                   21.4.8.3 minutes books of directors' and shareholders' meetings;

                   21.4.8.4 all available copies of the memorandum and articles of association;

                   21.4.8.5 all registers of members, directors, charges, and any other statutory registers, fully entered up to the date of completion;

                   21.4.8.6 cheque books, deposit books, bank statements and other banking books and records;

                   21.4.8.7 control over the financial, accounting and business records, including copy taxation returns, assessments, and all other documents and records held by each company relating to its business, assets, liabilities and affairs;

                   21.4.8.8 title deeds and records of ownership relating to the assets of the Company and each subsidiary, including all leases, licences, authorities and permits in respect of the business and including the share scrip in respect of the shares held by the Company in the subsidiaries as specified in Recital B and in respect of the shares to be acquired by the Company as specified in Recital C;

                   21.4.8.9 insurance policies held by the Company and each subsidiary;

                   21.4.8.10 the trust deed, and all books, records, taxation returns, relating to each superannuation fund of the Company and each of its subsidiaries;

                   21.4.8.11 the Deed of Indemnity in accordance with clause 15;

                   21.4.8.12 service agreements in accordance with clause 16;

               21.4.8.13 the Vendors' authority to receive the balance purchase price and a direction as to its payment.

               21.4.8.14 the deed referred to in clause 32.
Meeting of directors

21.5 The Vendors will cause meetings of the directors of the Company and of each of its subsidiaries to be held at the time and place of completion, in order to:

         21.5.1 accept the resignations of the relevant directors, secretary and public officer;

         21.5.2 appoint the Purchaser's nominees as directors, secretary and public officer of each company;

         21.5.3 approve the Purchaser as a member of the Company and resolve to register the transfers of shares subject to the transfers being stamped with payment of stamp duty;

         21.5.4 authorise the new arrangements for operating each company's bank accounts. Debts relating to Company and its subsidiaries and Vendors

21.6 21.6.1 If any moneys are due by the Vendors or the Guarantors to the Company or any of its subsidiaries at the time of completion, the entire debt is payable by the Vendors or the Guarantors as the case may be to the creditor company on completion and the creditor company shall execute a release discharging the Vendors or the Guarantors as the case may be from liability at the date of completion.

         21.6.2 If any moneys are due by the persons or companies nominated in Table 25 of Schedule 5 to the Company or any of its subsidiaries at the time of completion, the entire debt shall be paid by the Vendors either as debtor or as agent for the debtor (as the case may be) to the creditor company on completion and the creditor company shall execute a release discharging the Vendors from any liability at the date of completion.

         21.6.3 Any moneys due by the Company or any of its subsidiaries to one another or to the Vendors or to the Guarantors or any of them shall be paid by the debtor company on completion as set out in Table 23 to Schedule 5, and the Vendors and Guarantors shall on completion execute a release discharging the debtor company as the case may be from liability at the date of completion.

         21.6.4 Any monies due by the Company or any of its subsidiaries to the persons or companies nominated in Table 24 to Schedule 5 shall be paid by the debtor Company on completion.

         21.6.5 The amount of all professional and other fees or outgoings of a non-deductible character incurred or expended by the Company and each of its subsidiaries on behalf of the Vendors or the Guarantors with its accountants and lawyers or otherwise in respect of negotiations towards the exchange of this agreement, (otherwise than for preparation of accounts and reports required by this agreement), litigation entered into prior to the date hereof and the obtaining of advice in relation to previous negotiations between the parties and in respect of this Agreement and not already adjusted in the last accounts, must be paid by the Vendors or the Guarantors as the case may be to the Company on completion.

         21.6.6 The amount of each debt due to the Company or each of its subsidiaries and unpaid at completion which is at completion or shall later become overdue by more than 180 days, to the extent not already provided against in the last accounts, shall, at the time of completion, or within seven (7) days of the date upon which each such debt shall later become overdue by more than 180 days (as the case may be), be paid by the Vendors to the Purchaser and each such debt shall thereby be assigned to the Vendors as tenants in common in equal shares, and the Vendors shall be responsible for the collection of the same for their own benefit and in that event the Purchaser will co-operate with the Vendors and use its best endeavours to assist the Vendors in collecting such debts. The Purchaser shall cause the Company to do and sign all such things and documents of assignment and notice as reasonably required by the Vendors to effect the said assignments.

         21.6.7 DELETED.

Guarantees

21.7 The Purchaser agrees to indemnify the Vendors and the Guarantors against any liability arising after the date of completion of this agreement under any guarantees which have been entered into by one or more of the Vendors or the Guarantors for the obligations of the Company or any of its subsidiaries and which have been made in the ordinary course of business and which remain in force after completion.

Purchaser's obligations on completion

21.8 On completion the Purchaser will deliver to the Vendors:-

         21.8.1 a nomination of the person whom the Purchaser desires to be the directors, secretary and public officer of each of the Company and its subsidiaries and their written consent to accept nomination for those offices;

         21.8.2 bank cheques for the balance purchase price (plus or minus adjustments) to the Vendors or as the Vendors may direct;

         21.8.3 any other documents, authorities or undertakings expressly provided in this Agreement.

PATMORE LOAN PROVISION

         21.9.1 The parties acknowledge:

         21.9.1.1 At the date of this Agreement Patmore owns one ordinary share in the capital of ACS.

         21.9.1.2 The remaining shares in ACS are owned by BCE.

         21.9.1.3 The parties have entered into this Agreement for sale of shares in BCE on the basis that on or prior to completion of this Agreement BCE will own the whole of the issued capital in ACS.

         21.9.1.4 To this intent the Company is on or prior to completion purchasing from Patmore one ordinary share in the capital of ACS for the consideration of A$1,443,067.00.

21.9.2 On completion of the purchase by BCE of the ACS share as referred to in clause

21.9.1.4 above Patmore will direct the payment of A$600,000 being part of the consideration referred to in clause 29.1.9.4 above in favour of the Purchaser. The parties shall cause BCE to pay such sum by bank cheque to the Purchaser on completion

21.9.3 The A$600,000 of such directed consideration in clause 21.9.2 above shall then be owing by the Purchaser to Patmore. Patmore and the Purchaser agree that the terms of repayment of the said loan shall be as set out in the loan agreement set out in schedule 7(b) and the said loan shall for all purposes be the same as the loan under such loan agreement.

SHAREHOLDERS AGREEMENT WITH RINGWAY SHAREHOLDERS

22.1 The Vendors shall use their best endeavours to procure on or before completion a Shareholders Agreement on the part of Paul Jeffrey Owen, Peter Gordon Scifleet and Bruce Douglas Incoll as shareholders in Ringway Pty Limited ACN 003 581 897.

22.2 Such agreement shall be in the form of the draft deed in Schedule 8 to this Agreement.

22.3 The Vendors shall use their best endeavours to cause the deed in accordance with Schedule 8 to be prepared and executed by Paul Jeffrey Owen, Peter Gordon Scifleet and Bruce Douglas Incoll and the Company before completion and handed over to the Purchaser on completion.

PARTIES' CONDUCT AFTER COMPLETION

Further assurance

23.1 The Vendors and the Guarantors agree that after completion each of them will execute such instruments and deeds and perform such acts as will be reasonably necessary to carry out the provisions of this Agreement and the transactions contemplated by this Agreement.

Provision of information by Vendors

23.2 For the period of five (5) years after completion, the Vendors and the Guarantors will promptly provide to the Purchaser or to persons nominated by the Purchaser, including to the directors and the auditor of the Company, such information and explanation relating to the affairs of the Company prior to completion as is reasonably required by the Purchaser for the purpose of litigation or disputes involving the Company and third parties, and to satisfy the requirements of taxation and other authorities.

Access to Company's records

23.3 The Purchaser agrees to ensure that the Company will permit the Vendors, and the Vendors' authorised agent, for the period of five (5) years after completion, at reasonable times, to inspect and at the Vendors' expense to obtain copies of the Company's financial and business records, relating to the period of seven (7) years before completion, if reasonably required by the Vendors for taxation purposes or for litigation between the Vendors and parties.

24.1 In this clause:-

     24.1.1 "Damages for breach of contractual warranty" shall mean the damages for breach of warranties contained in this Agreement as referred to in clause 13 and shall include contractual warranties relating to each of the Company and each of its subsidiaries;

     24.1.2 "Damages for breach of product warranty" shall mean the damages for breach of warranties described in clauses 4.1 and 4.2 of the Deed of Indemnity set out in

Schedule 2 to this Agreement, and shall include warranties under agreements made by or in respect of products manufactured, sold, distributed or installed by the Company and each of its subsidiaries.

24.2 No action or proceeding shall be instituted by the Purchaser against any other party to this Agreement for damages for breach of contractual warranty or for damages for breach of product warranty unless and until the amount of any claim for such damages (and in respect of more than one claim the aggregate of the amounts of such claims for damages) shall exceed A$250,000.

24.3 In all circumstances the Purchaser will bear and be responsible for the threshold of A$250,000 forming part of damages for breach of contractual warranty and damages for breach of product warranty referred to in clause 24.2.

     24.4.1 In the event the Purchaser makes a claim for breach of contractual warranty on the basis that one or more assets of the Company have a lesser value than that attributed by the last accounts and the audited financial statements of the subsidiaries for the period ending 30th June 1996 ("the balance sheet") and such claim is ultimately proven and damages are payable by the Vendors or Guarantors to the Purchaser then payment shall be delayed pending the Vendors or Guarantors electing by notice in writing to the Purchaser, to call for an assessment ("the assessment") of all assets valued in the balance sheet.

24.4.2 The Purchaser's accountants and the Vendors' and/or Guarantors' accountants shall jointly carry out the assessment and shall be entitled to have regard to knowledge subsequent to 30 June 1996 bearing on the value of assets as at 30th June 1996. In the event that the Purchaser's accountants and the Vendors' and/or Guarantors' accountants are unable to agree on the outcome of the assessment then such disagreement shall be regarded as a dispute for the purposes of clause 29.1 hereof and clause 29 hereof shall operate in relation to such dispute.

24.4.3 The assessment shall take into account the amount of any damages payable to the Purchaser under clause 24.4.1 above, which shall then be reduced by the amount that the assessment shows is the net surplus of all other assets in the balance sheet over the book value thereof in the balance sheet, and such reduced amount (if any) shall then subject to clause 13.12.3 be payable by the Vendors and/or Guarantors.

CONSEQUENCES OF TERMINATION

25. If this Agreement is terminated by the Purchaser upon the Vendors' breach of an essential term or by the Purchasers acceptance of the Vendors repudiation of this Agreement or for breach of any warranty contained in this Agreement, the Purchaser is entitled to recover from the Vendors:-

     25.1 return of any money paid by the Purchaser on account of the purchase price; and

     25.2 all direct legal and accounting costs and the expenses incurred by the Purchaser to acquire financing in entering into this agreement and in respect of such breach.

26. If the Vendors terminate this Agreement due to the Purchaser's breach of an essential term or by virtue of the Vendors' acceptance of the Purchaser repudiation of this Agreement, the Vendors are entitled:-

     26.1 to retain or to resell the Vendors' shares in the Company; and

     26.2 to recover from the Purchaser all direct legal and accounting costs incurred by the Vendor in entering into this Agreement and in respect of such breach.

RESCISSION OF AGREEMENT

Consequences of rescission

27.1 If this Agreement is rescinded by either party pursuant to an express right to rescind contained in this Agreement:-

     27.1.1 it is a rescission ab initio and the parties shall be restored, as far as possible, to the position as if they had not entered into this Agreement;

     27.1.2 any money, including interest, paid by the Purchaser towards the purchase price, shall be refunded to the Purchaser;

     27.1.3 each party will bear its own costs and expenses of entering into and participating in this Agreement and the rescission;

     27.1.4 neither party will be liable to the other party for any damages or claims under or relating to this Agreement.

Clause inapplicable to termination

27.2 This clause does not apply to the termination of this Agreement by either party, for breach, for repudiation or for breach of warranty.

EVENTS OF DEFAULT

28.1 The following provisions of this agreement shall, without affecting the essentiality of any other provisions of this Agreement under the general law, be deemed to be essential terms of this agreement:-

     clause 2.4        Benefit of agreement not assignable

     clause 3          Share allotment

     clause 9          Manner of payment of purchase price

     clause 9.1        Loan Agreement

     Clauses 9.6       letter of comfort and  Guarantor's accounts

     clause 10.1       Adjustments on completion

     clause 16.1       Service agreements with Guarantors

     Clause 19.3       Management and conduct of business until completion

     clause 21.4       Deliverables on completion

     clause 21.5       Meeting of directors

     clause 21.9       Deed of Loan Agreement
     clause 31         Guarantee

28.2 A party may terminate this agreement by notice in writing to the other within fourteen (14) days of receiving Notice of an event of default.

28.3 The following are events of default:-

     28.3.1 if another party is a natural person: if that person shall be made bankrupt or shall assign his estate to the benefit of creditors or shall enter into an arrangement under Part X of the Bankruptcy Act 1966;

     28.3.2 if another party is a corporation if the corporation shall have a liquidator appointed or a petition presented seeking its winding up or an administrator appointed under Part 5.3A of the Corporations Law;

     28.3.3 if a party shall commit a breach of a non-essential term of this agreement and such non-essential term being able to be remedied, that party shall not have effected its remedy within thirty (30) days of being given a notice requiring remedy of that breach;

     28.3.4 if breach of a non-essential term of this agreement shall be a continuing breach and the party in breach shall not have remedied that breach within thirty (30) days of being given notice requiring its remedy;

     28.3.5 breach of a non-essential term of this Agreement which is not capable of being remedied by the party committing the same.

     28.3.6 breach of an essential term of this Agreement.

MEDIATION

Settlement of disputes by Mediation

29.1 In the event of there being any dispute between one or more of the parties, before or after completion, relating to or arising out of this Agreement, including its construction, effect, the rights and obligations of the parties, the performance, breach, rescission or termination of this Agreement, the entitlement of any party to damages or compensation and the amount of that entitlement (called "dispute"), the dispute shall be and is hereby referred to a Mediator, to be agreed upon by the parties or such of them as shall be in dispute or in the absence of agreement to a person nominated for the purpose by the President for the time being of The Law Society of New South Wales, in accordance with the procedure set out in clauses 29.3 to 29.5 below.

29.2 Unless a party to this Agreement has complied with paragraphs 29.2 to 29.5 inclusive, that party may not commence court proceedings relating to any dispute arising from this Agreement except where that party seeks urgent interlocutory relief in which case that party need not comply with this clause before seeking such relief. Where a party to this Agreement fails to comply with paragraphs
29.2 to 29.5 inclusive any other party to the Agreement in dispute with the party so failing to comply need not comply with this clause before commencing court proceedings relating to that dispute.

29.3 Any party to this Agreement claiming that a dispute has arisen under this Agreement between any of the parties to this Agreement shall give written notice to the other party or parties in dispute designating as its representative in negotiations relating to the dispute a person with authority to settle the dispute and each other party given written notice shall promptly give notice in writing to the other parties in dispute designating as its representative in negotiations relating to the dispute a person with similar authority.

29.4 The designated persons shall, within ten days of the last designation required by paragraph 29.3, following whatever investigations each deems appropriate, seek to resolve the dispute.

29.5 If the dispute is not resolved within the following ten days (or within such further period as the representatives may agree is appropriate) the parties in dispute shall within a further ten days (or within such further period as the representatives may agree is appropriate) seek to agree on a process for resolving the whole or part of the dispute through mediation and on:-

     29.5.1 The procedure and timetable for any exchange of documents and other information relating to the dispute;

     29.5.2 Procedure rules and a timetable for the conduct of the mediation;

     29.5.3 Whether the parties should seek the assistance of a dispute resolution organisation.

29.6 The parties acknowledge that the purpose of any exchange of information or documents or the making of any offer of settlement pursuant to this clause 29 is to attempt to settle the dispute between the parties. No party may use any information or documents obtained through the dispute resolution process established by this clause 29 for any other purpose than an attempt to settle a dispute between that party and other parties to this Agreement.

29.7 Compliance with the provisions of clauses 29.1 and 29.3 to 29.5 inclusive is a condition precedent to any party commencing court proceedings as referred to in clause 29.2.

SERVICE OF NOTICES

Service in accordance with this clause

30.1 Any notice, document or demand (called "notice") under this Agreement may be served in accordance with this clause.

Written notice

30.2 The notice shall be in writing, signed by the party giving it or by that party's solicitor.

Service of notice

30.3 The notice shall be served on the another party or on that party's solicitor. Service on one of the Vendors or the Guarantors shall be deemed service on all of the Vendors or Guarantors.

Particulars for service

30.4 Particulars for the service of notices are:-
     Vendors: Eightzigbarb Pty Ltd,
              Y.F.B.Investments Pty Ltd
              Irene Investments Pty Ltd and Patmore Enterprises Pty. Limited

     Address: 39 Queen Street Auburn, NSW  2144

         Vendors' solicitor:        Esplins
         Address:                   Level 6, 261 George Street,
                                    SYDNEY 2000
         Facsimile:                 (02) 9251 3090
         DX:                        346, SYDNEY

         Purchaser:        Continental Conveyor & Equipment Pty Limited
         Address:          145 Bridge Street,
                           MUSWELLBROOK  2333

         Purchaser's solicitor:     Thompson Norrie
         Address:                   9 Church Street,
                                    MAITLAND 2320
         Facsimile:                 (049) 33 6399
         DX:                        21605, MAITLAND

         Guarantors:       Messrs Peter John Baird, John Robert Clack, Mark
                           David Elliott and Stephen James Page.
         Address:          As set out on page 1 to this Agreement

         Guarantors' solicitor:     Esplins
         Address:                   Level 6, 261 George Street,
                                    SYDNEY 2000
         Facsimile:                 (02) 9251 3090
         DX:                        346, SYDNEY

Additional or altered address

30.5 Any party may advise another party of an additional or an altered address for the service of notices, which is within the State of New South Wales and is not a post office box or poste restante.

Modes of service

30.6 A notice may be served:-

     30.6.1 by delivering it to the party or to the party's solicitor at the address shown in clause 30.4 or notified under clause 30.5 (called "the party's address") and leaving it with the party, the solicitor or some other person accepting the notice on behalf of either of them;

     30.6.2 by sending it by pre-paid post, correctly addressed, to the party's address;

     30.6.3 by transmitting it on a business day by facsimile to the party's solicitor's facsimile receiving facility indicated in clause 30.4;

     30.6.4 by delivering it to the party's solicitors through the Document Exchange in which the solicitor has receiving facilities as indicated in clause 30.4.

Time of service

30.7 A notice is considered to have been served:-

     30.7.1 at the time of delivery;

     30.7.2 on the third business day after the day on which it is posted, the first business day being the day of posting;

     30.7.3 on the business day on which the notice is received by the recipient's facsimile receiving facility;

     30.7.4 on the third business day after the day on which the notice is delivered by the send to the Document Exchange in which the recipient has the receiving facilities indicated in clause 30.4 and is placed in the correct box for dispatch to the recipient's facility at that Document Exchange, the first Business day being the day of delivery by the sender to the Document Exchange.

GUARANTEE FOR VENDORS' OBLIGATIONS

Guarantee

31.1 In consideration of the Purchaser entering into this Agreement to purchase the Vendors' shares, the Guarantors, at the request of the Vendors, jointly and severally agree to guarantee to the Purchaser:-

     31.1.1 the performance and observance by the Vendors and each of them, of each of the Vendors' obligations under this Agreement, before, on and after completion of the sale;

     31.1.2 the accuracy of all warranties and representations in this agreement made jointly or severally by or on behalf of the Vendors or of persons representing one or more of the Vendors jointly or severally either in the Agreement or to induce the Purchaser to enter into or to complete this Agreement;

     31.1.3 the payment of any money by all or any of the Vendors to the Purchaser, to the Company or to any third party, in accordance with this Agreement.

Continuing guarantee

31.2 This is a continuing guarantee and is irrevocable until discharged pursuant to the terms of this guarantee.

Guarantors' obligation to pay

31.3 In the event of any breach by one or more of the Vendors covered by this guarantee, the Purchaser may proceed to recover the amount claimed as a debt or as damages from any one or more of the Guarantors without having instituted legal proceedings against one or more of the Vendors and without first exhausting the Purchaser's remedies against the Vendors.

Further assurance

     31.4.1 Principal obligations

          The obligation of each Guarantor is a principal obligation and not ancillary or collateral to any other obligation.

         31.4.2   Obligations absolute and unconditional

               The obligation of each Guarantor is absolute and unconditional and the liability of each Guarantor under this guarantee extends to and will not be abrogated, prejudiced, affected or discharged (either in whole or in part) by any one or more of the following:-

               31.4.2.1 any modification of the liability of the Vendors under this Agreement;

               31.4.2.2 the release, amendment, variation, replacement or discharge (either in whole or in part) of; or an agreement to release, amend, vary, replace or discharge (either in whole or in part) the Vendors' obligations, whether or not these matters are formalised in writing and whether or not the Guarantors are aware of , or consents to these matters;

               31.4.2.3 the granting of time, credit or any other indulgence or concession to the Vendors, the Guarantors or any other person by the Purchaser with or without the knowledge or consent of the Guarantors;

               31.4.2.4 any compounding, compromise, release, discharge, abandonment, assignment, transfer, waiver, exchange, relinquishment, variation or renewal of the Vendors' obligations or other arrangements now or from time to time in force between the Vendors and the Purchaser or any other persons, with or without knowledge or consent of the Guarantors;

               31.4.2.5 any judgement or rights which the Purchaser may have or exercise against the Vendors, the Guarantors or any other person;

               31.4.2.6 the Vendors' obligations or any part thereof, or the Guarantors' obligations or any part thereof, being or becoming wholly or partially illegal, void, voidable, defective, informal or unenforceable, whether by reason of any statute (including without limitation, any statute of limitation) or for any other reason whatever by which the liability of the Vendors or the liability of the Guarantors would, but for this paragraph, have been discharged or otherwise adversely affected;

               31.4.2.7 any of the Guarantors being released or ceasing to be bound by this guarantee;

               31.4.2.8 the delay or failure of the Purchaser to enforce this guarantee or the giving of any release or waiver by the Purchaser under this guarantee or the making of any arrangement or compromise by the Purchaser with any one or more of the Guarantors;

               31.4.2.9 the Purchaser becoming a party to, or becoming bound by, any compromise, assignment of property, scheme of arrangement, compromise of debts or scheme of reconstruction by or relating to the Vendors or the Guarantors or any one or more of them or the acceptance by the Purchaser of any dividend or sum of money thereunder;

               31.4.2.10 the winding up or bankruptcy of the Vendors, the Guarantors or any one or more of them;

               31.4.2.11 the liability of the Guarantors ceasing for any cause whatever, including, without limitation, the Guarantors or any one of them being or becoming incompetent to give this guarantee;

               31.4.2.12 the death, lunacy or incapacity of any one or more of the Guarantors;

               31.4.2.13 completion of the sale of shares;

               31.4.2.14 the fact that the Vendors or any one of them may enter into transactions with or incur obligations to the Purchaser without the knowledge or consent of or notice to the Guarantors; or

               31.4.2.15 any other fact, circumstance or thing whatever which, but for this provisions, could or might operate to abrogate, prejudice, affect or discharge (either in whole or in part) this guarantee.

DISTRIBUTORSHIP AGREEMENT

32.1 On or before completion of this Agreement the parties will cause CONTINENTAL CONVEYOR & EQUIPMENT COMPANY L.P. a limited partnership having its registered office at Winfield Alabama in the United States of America and PRINCE ACE CORPORATION (Philippines) to enter into a distributorship agreement in accordance with the draft form of Distributorship Agreement in Schedule 4 hereto.

32.2 Completion of this Agreement is conditional upon the execution of the Distributorship Agreement referred to in clause 32.1 above, the form of which shall have been submitted to the Vendors at least seven days prior to completion, by each of the parties to such Deed, and on fully executed copies of such deeds being handed over by the Vendors to the Purchaser and on completion.

33. Purchase Finance

33.1 The Purchaser is obtaining finance from an independent third party lending institution ("the financier") up to maximum amounts as set out in clause 33.3 below, to finance its aquisition of the share capital of the Company and to provide working capital for the Company and its subsidiaries ("financial arrangements").

33.2 The financier shall be National Australia Bank Limited, Australia & New Zealand Banking Group Limited, Commonwealth Bank of Australia Limited, Westpac Banking Corporation or such other lending institution as the Vendors may approve in writing.

33.3 This Agreement is conditional upon the Purchaser obtaining on or before 5.00pm on 22 November 1996 written advice of approval from the financier of the financial arrangements and the terms of those arrangements as set out below:

     33.3.1 Loan funds in an amount of not less than A$4,000,000 to be secured to the financier by first registered charge over the shares to be acquired by the Purchaser pursuant to this Agreement and;

     33.3.2 Further loan funds in an amount of not less than A$5,000,000 to be secured to the financier by first registered mortgage over the assets and undertaking of the Company and its subsidiaries

     33.3.3 the term over which such loans must be repaid shall be ten (10) years

     33.3.4 The interest rate applicable to such loans shall not exceed a fixed rate of nine per centum (9%) per annum.

     33.3.5 Approval and execution by the financier of the priority agreements as set out in Schedules 9 and 10 hereto.

     33.3.6 Such other terms as shall be commercially reasonable and acceptable to the Purchaser.

33.4 The Purchaser shall within seven (7) days of the date of this Agreement, lodge finance applications for the loans set out above, with the financial institutions specified in clause 33.2 above and shall furnish the particulars reasonably required by those financial institutions for consideration of those applications.

33.5 The Purchaser shall use its best endeavours to select and finalise the financial arrangements with the financier as soon as practicable and use its best endeavours to obtain approval and execution of the priority agreements in accordance with clause 33.3.5 hereof.

33.6 In the event that the Purchaser shall not receive notice of approval of the financial arrangements as set out in clause 33.3 above on or before 5pm on 22 November 1996, then the Purchaser shall notify the Vendors in writing served within three (3) business days after that time:-

     33.6.1 That the Purchaser has elected to waive the benefit of this clause;
or

     33.6.2 That the Purchaser has elected to rescind this Agreement.

33.7 If the Purchaser elects to waive the benefit of this clause under subclause 33.6.1, completion of this Agreement shall occur within fifteen (15) business days after the date of service of such notice of waiver on the Vendors;

33.8 If the Purchaser fails to serve the Vendor with any notification under clause 33.6 above within the period of three (3) business days specified in that paragraph, the Vendors may give notice in writing to the Purchaser within three
(3) business days after the expiration of that time, and before such finance approval has been obtained, electing to rescind this Agreement, failing which this Agreement shall become binding and unconditional.

33.9 If the Purchaser elects to rescind this Agreement under clause 33.6.2, or if the Vendors elect to rescind this Agreement under clause 33.8, the provisions of clause 27 of this Agreement shall apply in respect of such rescission.

33.10 If this Agreement shall be rescinded under clause 33.6.2 or under clause 33.8, then the Purchaser agrees that it will hold for and on behalf of the Vendors as hereinafter specified, the benefit of any contracts tendered or entered into jointly by the parties prior to the date of such rescission, unless the other party to such contract or contracts shall otherwise direct. This clause 33.10 shall be interpreted so as to allow each of the Purchaser on the one hand and the Vendors on the other hand (operating under the auspices of any of ACE, BCE or ACS) to receive the revenues from such contracts based upon the proportion of services on equipment each contributes to the total customer order.

IN WITNESS WHEREOF the parties hereto have set their hands and seals on the date first within written.

THE COMMON SEAL of                  )
EIGHTZIGBARB PTY LIMITED            )
ACN 075 261 497 was hereunto        )
affixed by authority of the         )  /s/ Peter J. Baird
directors in the presence of        )
a Director whose signature          )
appears opposite and:               )


Secretary

THE COMMON SEAL of                  )
Y.F.B. INVESTMENTS PTY              )
LIMITED ACN 075 261 488             )
was hereunto affixed by             )
authority of the directors          )  /s/ John Clack
in the presence of a Director       )
whose signature appears             )
opposite and:                       )


Secretary

THE COMMON SEAL of                  )
IRENE INVESTMENTS PTY               )
LIMITED ACN 075 261 479             )
was hereunto affixed by             )
authority of the directors          )  /s/ Mark Elliott
in the presence of a Director       )
whose signature appears             )
opposite and:                       )


Secretary

THE COMMON SEAL of                  )
PATMORE ENTERPRISE PTY              )
LIMITED ACN 075 261 470 was         )
hereunto affixed by authority of    )  /s/ Stephen Page
the Directors in the presence of a  )
Director whose signature appears    )
opposite and:                       )


Secretary

SIGNED SEALED AND                   )
DELIVERED by the said               )
PETER JOHN BAIRD                    ) /s/ Peter J. Baird
in the presence of:                 )


SIGNED SEALED AND                   )
DELIVERED by the said               )
MARK DAVID ELLIOTT                  )  /s/ Mark Elliott
in the presence of:                 )


SIGNED SEALED AND                   )
DELIVERED by the said               )
JOHN ROBERT CLACK                   )  /s/ John Clack
in the presence of:                 )


SIGNED SEALED AND                   )
DELIVERED by the said               )
STEPHEN JAMES PAGE                  )  /s/ Stephen Page
in the presence of:                 )


THE COMMON SEAL of                  )
CONTINENTAL CONVEYOR &              )
EQUIPMENT PTY LIMITED               )
ACN 059 870 058 was hereunto        )
affixed by authority of the         )  /s/ G. Williams
directors in the presence of        )
a Director whose signature          )
appears opposite and:               )


Secretary

THIS SECOND SUPPLEMENTARY DEED is made the 6th day of December one thousand nine hundred and ninety six

BETWEEN
EIGHTZIGBARB PTY LIMITED ACN 075 261 497 a duly incorporated company having its registered office at C/- 39 Queen Street, Auburn in the State of New South Wales 2144, Y.F.B. INVESTMENTS PTY LIMITED ACN 075 261 488 a duly incorporated company and having its registered office at C/- 39 Queen Street, Auburn, 2144 in the said State and IRENE INVESTMENTS PTY LIMITED ACN 075 261 479 a duly incorporated company having its registered office at C/- 39 Queen Street, Auburn, 2144 in the said State (called "Vendors") of the first part

AND
PETER JOHN BAIRD of 133 Australia Avenue, Umina, 2257, in the said State, MARK DAVID ELLIOTT of 65 Taylor Street, Woy Woy, 2256, in the said State, JOHN ROBERT CLACK of 161 Australia Avenue, Umina, 2257 in the said State, STEPHEN JAMES PAGE of 28 Dumfries Court, Eaglemount Heights, Mackay, 4740, in the State of Queensland and PATMORE ENTERPRISE PTY LIMITED ACN 075 261 470 a duly incorporated company having its registered office at C/- 39 Queen Street, Auburn in the State of New South Wales (called "Guarantors") of the second part

AND
CONTINENTAL CONVEYOR & EQUIPMENT PTY LIMITED ACN 059 870 058 a duly incorporated company having its registered office at 145 Bridge Street, Muswellbrook in the said State (called "Purchaser") of the third part

RECITALS

A. By Deed made on 8 November 1996 between the same parties as are the parties to this Deed ("the Share Sale Agreement") the parties of the first part as Vendors at the request of the parties of the second part as Guarantors agreed with the party of the third part as Purchaser for the sale and purchase of certain shares in BCE Holdings Pty Limited ACN 003 525 988 ("the Company") and otherwise on the terms and conditions set out in the Share Sale Agreement.

B. By a Supplementary Deed made between the parties on 22 November 1996 ("the Supplementary Deed")certain provisions of the Share Sale Agreement were varied.

C. The parties have subsequently agreed that the time and date fixed by clause
33.6 of the Share Sale Agreement as subsequently varied by the Supplementary Deed shall be further amended as hereafter appears.

D. The parties have further subsequently agreed that the date on which completion of the Share Sale Agreement is to be effected as a non-essential provision as contained in clause 21.1 of the Share Sale Agreement as amended by Supplementary Deed shall be further amended as hereafter appears.

E. The parties have further subsequently agreed as to other amendments as hereinafter appears.

OPERATIVE PART

Interpretation provisions

1. Words and expressions contained in this Deed shall have the same meaning as ascribed to those words and expressions as set out in clause 1 of the Share Sale Agreement.

2. This Second Supplementary Deed is supplemental to the Share Sale Agreement and to the Supplementary Deed both of which are to be read and interpreted as amended by the provisions of this Deed.

3. Clause 33.1 of the Share Sale Agreement is hereby amended and shall have effect between the parties on or from the date of this Deed as follows:-

     3.1 By deleting from clause 33.1 "an independent third party lending institution" and inserting in its place "one or more of the lending institutions referred to in clause 33.2".

4. Clause 33.2 of the Share Sale Agreement is hereby amended and shall have effect between the parties on or from the date of this Deed as follows:-

     4.1 By adding in the third line after "Westpac Banking Corporation" the words "Bank One (United States)".

5. Clause 33.3 of the Share Sale Agreement is hereby amended and shall have effect between the parties on or from the date of this Deed in the following terms in the place of the terms of clause 33.3 in the Share Sale Agreement and the Supplementary Deed:-

     "33.3 This Agreement is conditional upon the Purchaser obtaining on or before 5.00pm on 8 December 1996 written advice of approval from the financier of the financial arrangements and the terms of those arrangements as set out below:-

           33.3.1 Loan funds of an amount of not less than A$4,000,000 to be secured up to a maximum of A$4,000,000 to the financier by first registered charge over the shares to be acquired by the Purchaser pursuant to this Agreement;

           33.3.2 Further loan funds in an amount of not less than A$5,000,000 to be secured up to a maximum of A$5,000,000 to the financier by first registered mortgage over the assets and undertaking of the Company and its subsidiaries;

           33.3.3 The term over which such loans must be repaid shall be ten
(10) years;

           33.3.4 The interest rate applicable to such loans shall not exceed a fixed rate of nine per centum (9%) per annum;

           33.3.5 Approval and execution by the financier of the priority agreements as set out in Schedules 9 and 10 hereto; and

           33.3.6 Such other terms as shall be commercially reasonable and acceptable to the Purchaser."

6. Clause 33.6 of the Share Sale Agreement is hereby amended and shall have effect between the parties on or from the date of this Deed in the following terms in place of the terms of Clause 33.6 in the Share Sale Agreement and the Supplementary Deed:-

     "33.6 In the event that the Purchaser shall not receive notice of approval of the financial arrangements as set out in clause 33.3 above on or before 5pm on 8 December 1996, then the Purchaser shall notify the Vendors in writing served within three (3) business days after that time:-

            33.6.1 That the Purchaser has elected to waive the benefit of this clause; or

            33.6.2 That the Purchaser has elected to rescind this Agreement."

7. The Share Sale Agreement is hereby amended and shall have effect between the parties on or from the date of this Deed by the addition to the Share Sale Agreement of the following clauses:

     33.12.1 Notwithstanding the provisions of clause 21.6 or the 5th Schedule to the Share Sale Agreement or any other provision of the Share Sale Agreement the Vendors agree that the finance facilities particularised in Table 4 to
Schedule 5 to the Share Sale Agreement and the corporate securities and the personal guarantees supporting those finance facilities will not be discharged and released on completion but will remain in place notwithstanding such completion. The Purchaser covenants that the Purchaser and the Company and its subsidiaries shall cause those finance facilities to be repaid and the securities and the personal guarantees to be discharged and released within ten
(10) business days after completion. The Vendors consent to the foregoing subject only to the receipt of the indemnity referred to in clause 33.12.2 hereof.

     33.12.2 Prior to completion the Purchaser will procure the indemnity of Continental Conveyor & Equipment Company L.P. in favour of the Guarantors in a form reasonably acceptable to the Guarantors indemnifying the Guarantors from any liability howsoever arising in connection with the finance facilities referred to in Clause 33.12.1 hereof.

     33.12.3 This clause 33.12 shall not merge on completion and shall enure thereafter for the benefit of the Guarantors."

8. In all other respects the parties hereby confirm the provisions of the Share Sale Agreement.

IN WITNESS WHEREOF the parties hereto have set their hands and seals on the date first within written.

THE COMMON SEAL of                          )
EIGHTZIGBARB PTY LIMITED                    )
ACN 075 261 497 was hereunto affixed        )
by authority of its director,               )
PETER JOHN BAIRD whose signature            ) /s/ Peter J. Baird
appears opposite the only Director          )
and the only Secretary of the Company       )
and who attests the affixing of the         )
Common Seal in the capacity of sole         )
director and sole secretary of the          )
Company                                     )

Secretary

THE COMMON SEAL of                          )
Y.F.B. INVESTMENTS PTY LIMITED              )
ACN 075 261 488 was hereunto affixed        )
by authority of its director,               )
JOHN ROBERT CLACK whose                     ) /s/ John Clack
signature appears opposite the only         )
Director and the only Secretary of          )
the Company and who attests the affixing    )
of the Common Seal in the capacity          )
of sole director and sole secretary         )
of the Company                              )

Secretary

THE COMMON SEAL of                          )
IRENE INVESTMENTS PTY LIMITED               )
ACN 075 261 479 was hereunto affixed        )
by authority its director,                  )
MARK DAVID ELLIOTT whose                    ) /s/ Mark Elliott
signature appears opposite the only         )
Director and the only Secretary of          )
the Company and who attests the affixing    )
of the Common Seal in the capacity          )
of sole director and sole secretary         )
of the Company                              )

Secretary

THE COMMON SEAL of                          )
PATMORE ENTERPRISE PTY                      )
LIMITED ACN 075 261 470 was                 )
hereunto affixed by authority of its        )
director, STEPHEN JAMES PAGE                ) /s/ Stephen Page
whose signature appears opposite the        )
only Director and the only Secretary        )
of the Company and who attests the          )
affixing of the Common Seal in the          )
capacity of sole director and sole          )
secretary of the Company                    )




Secretary

SIGNED SEALED AND DELIVERED                 )
by the said PETER JOHN BAIRD                ) /s/ Peter J. Baird
in the presence of:                         )


SIGNED SEALED AND DELIVERED                 )
by the said MARK DAVID ELLIOTT              ) /s/ Mark Elliott
in the presence of:                         )

SIGNED SEALED AND DELIVERED                 )
by the said JOHN ROBERT CLACK               ) /s/ John Clack
in the presence of:                         )

SIGNED SEALED AND DELIVERED                 )
by the said STEPHEN JAMES PAGE              ) /s/ Stephen Page
in the presence of:                         )

THE COMMON SEAL of                          )
CONTINENTAL CONVEYOR &                      )
EQUIPMENT PTY LIMITED                       )
ACN 059 870 058 was hereunto affixed        ) /s/ G. Williams
by authority of the directors in the        )
presence of a Director whose signature      )
appears opposite and:                       )


Secretary

THIS SUPPLEMENTARY DEED is made the 22nd day of November one thousand nine hundred and ninety six

BETWEEN

EIGHTZIGBARB PTY LIMITED ACN 075 261 497 a duly incorporated company having its registered office at C/- 39 Queen Street, Auburn in the State of New South Wales 2144, Y.F.B. INVESTMENTS PTY LIMITED ACN 075 261 488 a duly incorporated company and having its registered office at C/- 39 Queen Street, Auburn, 2144 in the said State and IRENE INVESTMENTS PTY LIMITED ACN 075 261 479 a duly incorporated company having its registered office at C/- 39 Queen Street, Auburn, 2144 in the said State (called "Vendors") of the first part

AND
PETER JOHN BAIRD of 133 Australia Avenue, Umina, 2257, in the said State, MARK DAVID ELLIOTT of 65 Taylor Street, Woy Woy, 2256, in the said State, JOHN ROBERT CLACK of 161 Australia Avenue, Umina, 2257 in the said State, STEPHEN JAMES PAGE of 28 Dumfries Court, Eaglemount Heights, Mackay, 4740, in the State of Queensland and PATMORE ENTERPRISE PTY LIMITED ACN 075 261 470 a duly incorporated company having its registered office at C/- 39 Queen Street, Auburn in the State of New South Wales (called "Guarantors") of the second part

AND
CONTINENTAL CONVEYOR & EQUIPMENT PTY LIMITED ACN 059 870 058 a duly incorporated company having its registered office at 145 Bridge Street, Muswellbrook in the said State (called "Purchaser") of the third part

RECITALS

A. By Deed made on 8 November 1996 between the same parties as are the parties to this Deed ("the Share Sale Agreement") whereby the parties of the first part as Vendors at the request of the parties of the second part as Guarantors agreed with the party of the third part as Purchaser for the sale and purchase of certain shares in BCE Holdings Pty Limited ACN 003 525 988 ("the Company") and otherwise on the terms and conditions set out in the Share Sale Agreement.

B. By its clause 33, the Share Sale Agreement was conditional upon the Purchaser obtaining written advice of approval of financial arrangements as is more particularly in that clause set out on or before 5pm on 22 November 1996.

C. The parties have subsequently agreed that the period fixed by clause 33 of the Share Sale Agreement shall be extended as herein set out.

D. Clause 21 of the Share Sale Agreement provided for the fixing of a date of completion of the Share Sale Agreement.

E. The parties have otherwise agreed as to the date on which completion of the Share Sale Agreement shall be effected as a non-essential provision of that Agreement as herein set out.

F. The Vendors and Patmore have entered into this Deed in order to verify and confirm execution of the Share Sale Agreement in compliance with the provisions of Section 240 (7B)(c) of the Corporations Law.

G. The parties have agreed to clarify of clause 10.1.4.2 of the Share Sale Agreement as herein set out.

OPERATIVE PART

Interpretation provisions

1. Words and expressions contained in this Deed shall have the same meaning as ascribed to those words and expressions as set out in clause 1 of the Share Sale Agreement.

2. This Deed is supplemental to the Share Sale Agreement which is to be read and interpreted as amended by the provisions of this Deed.

3. Clause 33.3 of the Share Sale Agreement is hereby amended and shall have effect between the parties on or from the date of this Deed in the following terms in the place of the terms of clause 33.3 in the Share Sale Agreement:-

     "33.3 This Agreement is conditional upon the Purchaser obtaining on or before 5.00pm on 2 December 1996 written advice of approval from the financier of the financial arrangements and the terms of those arrangements as set out below:-

     33.3.1 Loan funds in an amount of not less than A$4,000,000 to be secured up to a maximum of $4,000.000.00 to the financier by first registered charge over the shares to be acquired by the Purchaser pursuant to this Agreement and;

     33.3.2 Further loan funds in an amount of not less than A$5,000,000 to be secured up to a maximum of $5,000,000.00 to the financier by first registered mortgage over the assets and undertaking of the Company and its subsidiaries.

     33.3.3 the term over which such loans must be repaid shall be ten (10) years.

     33.3.4 The interest rate applicable to such loans shall not exceed a fixed rate of nine per centum (9%) per annum.

     33.3.5 Approval and execution by the financier of the priority agreements as set out in Schedules 9 and 10 hereto.

     33.3.6 Such other terms as shall be commercially reasonable and acceptable to the Purchaser."

4. Clause 33.6 of the Share Sale Agreement is hereby amended and shall have effect between the parties on or from the date of this Deed in the following terms in place of the terms of Clause 33.6 in the Share Sale Agreement:-

     "33.6 In the event that the Purchaser shall not receive notice of approval of the financial arrangements as set out in clause 33.3 above on or before 5pm on 2 December 1996, then the Purchaser shall notify the Vendors in writing served within three (3) business days after that time:-

            33.6.1 That the Purchaser has elected to waive the benefit of this clause; or

            33.6.2 That the Purchaser has elected to rescind this Agreement."

5. Clause 21.1 of the Share Sale Agreement is hereby amended and shall have effect between the parties on or from the date of this Deed in the following terms in place of the terms of Clause 21.1 in the Share Sale Agreement:-

            "21.1 Completion of this agreement shall occur not later than 5 pm on 13 December 1996. In respect of the time hereby fixed for completion, time is not of the essence of this Agreement. The due diligence shall be completed on or prior to 2 December 1996 or such later date as to which the parties may agree in writing. If completion does not occur on that date, either party may on or after the next business day serve on the other party a notice requiring completion to occur on a business day which is not less than ten (10) business days after the date when notice is received by the recipient of the notice, and service of such notice renders such date specified in that notice an essential time for completion. In the event that the due diligence is not completed by 2 December 1996, then the Vendors may rescind this Agreement by notice in writing to the Purchaser."

6. Clause 10.1.4.2 of the Share Sale Agreement is hereby amended and shall have effect between the parties on or from the date of this Deed in the following terms in place of the terms of clause 10.1.4.2 in the Share Sale Agreement:-

     "10.1.4.2 satisfaction of the requirements of Gosford City Council in relation to encroachment (approx. 5 metres) by improvements on the Somersby property on to Somersby Falls Road and in relation to the issue of a Certificate under Section 172 of the Local Government Act 1993 in respect of that property;"

7. In all other respects the parties hereby confirm the provisions of the Share Sale Agreement.

8. Each of the Vendors and Patmore Enterprise Pty Limited hereby confirm and verify the execution of the Share Sale Agreement on the part of each of the Vendors and Patmore Enterprise Pty Limited as a deed.

IN WITNESS WHEREOF the parties hereto have set their hands and seals on the date first within written.

THE COMMON SEAL of                          )
EIGHTZIGBARB PTY LIMITED                    )
ACN 075 261 497 was hereunto affixed        )
by authority of its director,               )
PETER JOHN BAIRD whose signature            ) /s/ Peter J. Baird
appears opposite the only Director          )
and the only Secretary of the Company       )
and who attests the affixing of the         )
Common Seal in the capacity of sole         )
director and sole secretary of the          )
Company                                     )


Secretary


THE COMMON SEAL of                          )
Y.F.B. INVESTMENTS PTY LIMITED              )
ACN 075 261 488 was hereunto affixed        )
by authority of its director,               )
JOHN ROBERT CLACK whose                     ) /s/ John Clack
signature appears opposite the only         )
Director and the only Secretary of          )
the Company and who attests the affixing    )
of the Common Seal in the capacity          )
of sole director and sole secretary         )
of the Company                              )


Secretary

THE COMMON SEAL of                          )
IRENE INVESTMENTS PTY LIMITED               )
ACN 075 261 479 was hereunto affixed        )
by authority its director,                  )
MARK DAVID ELLIOTT whose                    ) /s/ Mark Elliott
signature appears opposite the only         )
Director and the only Secretary of          )
the Company and who attests the affixing    )
of the Common Seal in the capacity          )
of sole director and sole secretary         )
of the Company                              )


Secretary


THE COMMON SEAL of                          )
PATMORE ENTERPRISE PTY                      )
LIMITED ACN 075 261 470 was                 )
hereunto affixed by authority of its        )
director, STEPHEN JAMES PAGE                ) /s/ Stephen Page
whose signature appears opposite the        )
only Director and the only Secretary        )
of the Company and who attests the          )
affixing of the Common Seal in the          )
capacity of sole director and sole          )
secretary of the Company                    )


Secretary

SIGNED SEALED AND DELIVERED                 )
by the said PETER JOHN BAIRD                ) /s/ Peter J. Baird
in the presence of:                         )



SIGNED SEALED AND DELIVERED                 )
by the said MARK DAVID ELLIOTT              ) /s/ Mark Elliott
in the presence of:                         )

SIGNED SEALED AND DELIVERED                 )
by the said JOHN ROBERT CLACK               ) /s/ John Clack
in the presence of:                         )

SIGNED SEALED AND DELIVERED                 )
by the said STEPHEN JAMES PAGE              ) /s/ Stephen Page
in the presence of:                         )

THE COMMON SEAL of                          )
CONTINENTAL CONVEYOR &                      )
EQUIPMENT PTY LIMITED                       )
ACN 059 870 058 was hereunto affixed        ) /s/ G. Williams
by authority of the directors in the        )
presence of a Director whose signature      )
appears opposite and:                       )


Secretary